PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3) Registration No. 333-294493

Grayscale Hyperliquid Staking ETF

Prospectus Supplement No. 1 Dated October 5, 2026
To the Prospectus Dated June 2, 2026

This prospectus supplement (this “Prospectus Supplement”) forms part of, and should be read together with, the prospectus of Grayscale Hyperliquid Staking ETF (the “Trust”), dated June 2, 2026 (as supplemented or amended from time to time, the “Prospectus”). Capitalized terms used but not defined in this Prospectus Supplement have the meanings given to them in the Prospectus.

Purpose of This Prospectus Supplement

This Prospectus Supplement updates and supplements the Prospectus as described below.

On September 30, 2026, the Sponsor, on behalf of itself and the Trust, and BitGo Bank & Trust, National Association (“BitGo Trust” or the “Additional Custodian”) entered into Amendment Number 2 to the Amended and Restated BitGo Custodial Services Agreement, dated as of June 5, 2026, (as amended, the “BitGo Trust Custodian Agreement”), pursuant to which the Trust became a party to the BitGo Trust Custodian Agreement. Effective as of the date of this Prospectus Supplement, BitGo Trust may serve as an additional custodian for the Trust’s HYPE holdings.

As of the date of this Prospectus Supplement, the following updates to the Prospectus outlined herein shall be effective.

Except as expressly updated or supplemented by this Prospectus Supplement, the Prospectus remains unchanged. To the extent of any inconsistency between this Prospectus Supplement and the Prospectus, this Prospectus Supplement will control.

Shares of the Trust are listed on Nasdaq Stock Market LLC (“NASDAQ”) under the symbol “HYPG.”

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Investing in the Shares involves significant risks. You should carefully consider the risk factors described beginning on page 21 in the Prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The Trust is not an investment company registered under the Investment Company Act of 1940, as amended.

Please retain this Prospectus Supplement for future reference.

Date: October 5, 2026

UPDATES TO THE PROSPECTUS

Additional Custodian

On September 30, 2026, the Sponsor, on behalf itself and the Trust, and BitGo Bank & Trust, National Association (“BitGo Trust” or the “Additional Custodian”) entered into Amendment Number 2 to the Amended and Restated BitGo Custodial Services Agreement, dated as of June 5, 2026 (as amended, the “BitGo Trust Custodian Agreement”), pursuant to which the Trust became a party to the BitGo Trust Custodian Agreement. Effective as of the date of this Prospectus Supplement, BitGo Trust may serve as an additional custodian for the Trust’s HYPE holdings. The Additional Custodian’s office is located at 101 S. Reid St Suite 307 PMB# 9793, Sioux Falls, SD 57103.

The Sponsor intends to utilize BitGo Trust’s services to custody a portion of the Trust’s HYPE. The Trust’s existing custody arrangement with Anchorage Digital Bank N.A. is unaffected by the Trust’s entry into the BitGo Trust Custodian Agreement, and Anchorage Digital remains the Trust’s primary custodian. The Sponsor shall, in its sole discretion, determine the amounts held at either custodian as permitted by the Trust Agreement. At the current time, the Sponsor has not determined the total amount of the Trust’s HYPE it will move to BitGo Trust. The addition of BitGo Trust reflects the Sponsor’s ongoing risk management approach as part of the Trust’s growing size. References to the “Custodian” in this Prospectus refer to Anchorage Digital Bank N.A., BitGo Trust and/or other custodians, collectively or in their individual capacities, as the context may require.

Under the BitGo Trust Custodian Agreement, the Additional Custodian is required to keep the private keys associated with the Trust’s HYPE held by the Additional Custodian in cold storage, except as otherwise permitted thereunder. The Sponsor expects that the substantial majority of the Trust’s HYPE held by the Additional Custodian and the related private keys will be held in cold storage on an ongoing basis, but a portion of such HYPE may be held in hot wallets from time to time in connection with the settlement of creation or redemption transactions and the sale of HYPE to pay Trust expenses.

The Additional Custodian retains custody of the private keys corresponding to the Trust’s HYPE it holds in accordance with the terms and provisions of the BitGo Trust Custodian Agreement. Multiple private key shards held by the Additional Custodian must be combined to reconstitute the private key required to sign any transaction to transfer the Trust’s assets. These security procedures are intended to remove single points of failure in the protection of the Trust’s assets.

The Additional Custodian will act only upon authenticated instructions from the Trust. Unless otherwise specified in an applicable agreement or instruction, the Sponsor, on behalf of the Trust, must designate at least three authorized persons, and the approval of at least two authorized persons is required for any instruction.

The Additional Custodian’s internal audit teams perform periodic internal audits over custody operations, and the Additional Custodian has represented that SOC attestations (SOC 1 and SOC 2 reports) covering the Additional Custodian’s custody operations are also performed on the Additional Custodian by external auditors.

The BitGo Trust Custodian Agreement provides that the Additional Custodian is required to maintain certain insurance coverage, which the Sponsor believes is industry standard. The BitGo Trust Custodian Agreement requires the Additional Custodian to maintain insurance coverage in such types and amounts as are commercially reasonable for the Custodial Services, and any insurance related to theft of digital assets applies to Custodial Services only and not Wallet Services for non-custodial accounts.

Moreover, while the Additional Custodian maintains certain capital reserve requirements depending on the assets under custody and to the extent required by applicable law, and such capital reserves may provide additional means to cover client asset losses, the Sponsor does not know the amount of such capital reserves, and neither the Trust nor the Sponsor have access to such information. The Trust cannot be assured that the Additional Custodian will maintain capital reserves sufficient to cover losses with respect to the Trust’s digital assets. In addition, such insurance and capital reserves maintained by the Additional Custodian are shared among all of its customers and are therefore not specific to the Trust.

The BitGo Custodian Agreement requires the Trust to indemnify BitGo, its affiliates and service providers, and their respective officers, directors, agents, employees and representatives against certain losses arising from or related to the Trust’s material breach of the BitGo Custodian Agreement, among other things, except where a claim results from BitGo’s gross negligence, fraud or willful misconduct. The

BitGo Custodian Agreement also requires BitGo to maintain insurance coverage in such types and amounts as are commercially reasonable for the custodial services provided thereunder.

In the event of a fork of the Hyperliquid Network, the BitGo Trust Custodian Agreement provides that BitGo Trust may temporarily suspend services, and may, in its sole discretion, determine whether or not to support (or cease supporting) either branch of the forked protocol entirely.

The Sponsor has notified the Additional Custodian, on behalf of the Trust through a Pre-Creation/Redemption Abandonment Notice that the Trust will abandon, irrevocably and for no direct or indirect consideration, effective immediately prior to each time at which the Trust creates or redeems Shares, all Incidental Rights and IR Virtual Currency to which it would otherwise be entitled as of such time.

With respect to the Trust’s HYPE held by the Additional Custodian, upon Sponsor instruction, the Additional Custodian will withdraw from the Trust’s account maintained with the Additional Custodian the amount of HYPE necessary to pay the Trust's Sponsor’s Fee and any Additional Trust Expenses, consistent with the procedures described in “—Expenses; Sales of HYPE —Disposition of HYPE.” Fees paid to the Additional Custodian are a Sponsor-paid Expense.

Except as described above, all procedures set forth under the section “Business—Custody of the Trust’s HYPE” beginning on page 111 of the Prospectus apply to the Trust’s arrangements with the Additional Custodian.

As used in the Prospectus, “Custodian” shall mean Anchorage Digital Bank N.A., BitGo Bank & Trust, National Association and/or other custodians, collectively or in their individual capacities, as the context may require. In addition, the term “Custodian Fee” will include fees payable to the Additional Custodian for services it provides to the Trust, which the Sponsor shall pay to the Additional Custodian as a Sponsor-paid Expense.

The foregoing description of the BitGo Trust Custodian Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the BitGo Trust Custodian Agreement, which is filed as Exhibits 10.1 and 10.2 to the Post-Effective Amendment No. 1 to the Trust’s Registration Statement on Form S-1 (File No. 333-294493) of which the Prospectus forms a part, filed with the SEC on October 5, 2026.

All other references in the Prospectus to the Trust’s custody arrangements are hereby deemed amended to conform to the foregoing, as applicable.

RISK FACTORS

In light of the foregoing, the following risk factors in the Prospectus are hereby amended and restated as set forth below:

The risk factor entitled “In the event of a hard fork of the Hyperliquid Network, the Custodian’s operations may be interrupted or subject to additional security risks that could disrupt the Trust’s ability to process creations and redemptions of Shares or otherwise threaten the security of the Trust’s HYPE holdings” under the section entitled “Risk Factors—Risk Factors Related to Digital Assets,” on page 31 of the Prospectus, is hereby amended and restated in its entirety as follows and supersedes the corresponding risk factor contained in the Prospectus:

In the event of a hard fork of the Hyperliquid Network, the operations of the Custodian and the Additional Custodian may be interrupted or subject to additional security risks that could disrupt the Trust's ability to process creations and redemptions of Shares or otherwise threaten the security of the Trust’s HYPE holdings.

In the event of a hard fork of the Hyperliquid Network, the Custodian and the Additional Custodian may temporarily suspend certain operations, including deposits, withdrawals or transfers of HYPE, while they evaluate the resulting networks and determine whether to support either branch. As a result, the Trust may suspend creations and redemptions during any such period.

In addition, any losses experienced by the Custodian and the Additional Custodian due to a hard fork, including due to replay attacks or technological errors in assessing the fork, could have a material adverse impact on an investment in the Shares.

The following risk factor under the section entitled “Risk Factors—Risk Factors Related to the Trust and the Shares,” on page 43 of the Prospectus, is hereby amended and restated as follows and supersedes the corresponding risk factor contained in the Prospectus:

The Trust relies on third-party service providers to perform certain functions essential to the affairs of the Trust and the replacement of such service providers could pose challenges to the safekeeping of the Trust’s HYPE and to the operations of the Trust.

The Trust relies on the Custodian, the Additional Custodian, the Authorized Participants and other third-party service providers to perform certain functions essential to managing the affairs of the Trust. In addition, Liquidity Providers are relied upon to facilitate the purchase and sale of HYPE in connection with creations and redemptions of Shares in cash (“Cash Orders”), and the Transfer Agent and Grayscale Investments Sponsors, LLC (in such capacity, the “Liquidity Engager”) are relied upon to facilitate such Cash Orders. Any disruptions to a service provider’s business operations, resulting from business failures, financial instability, security failures, government mandated regulation or operational problems, could have an adverse impact on the Trust’s ability to access critical services and be disruptive to the operations of the Trust and require the Sponsor or the Liquidity Engager, as the case may be, to replace such service provider. Moreover, the Sponsor could decide to replace a service provider to the Trust, or the Liquidity Engager may decide to replace a Liquidity Provider, for other reasons.

If the Sponsor decides, or is required, to replace Anchorage Digital Bank, N.A., as the custodian of the Trust’s HYPE or BitGo Bank & Trust, National Association, as the Additional Custodian of the Trust’s HYPE, transfer of the maintenance responsibilities of the Trust’s accounts to another party or parties will likely be complex and could subject the Trust’s HYPE to the risk of loss during the transfer, which could have a negative impact on the performance of the Shares or result in loss of the Trust’s assets.

Pursuant to the terms of the Custodian Agreement, if the Custodian becomes insolvent or subject to a receivership or bankruptcy proceeding, the Trust’s operations may be adversely affected, and there is a risk that the insolvency, receivership or bankruptcy of the Custodian may result in the loss of all or a substantial portion of the Trust’s assets or in a significant delay in the Trust having access to those assets.

The Custodian Agreement contains an agreement by the parties to treat the HYPE credited to the Trust as “financial assets” under Article 8 of the Uniform Commercial Code as adopted and implemented by South Dakota law (“Article 8”), in addition to stating that the Custodian will serve as a “securities intermediary” within the meaning of Article 8 with respect to such assets. Under Article 8, the Trust’s HYPE held in the Trust Account(s) are not general assets of the Custodian and are not available to satisfy claims of creditors of the Custodian.

Further, the Custodian and the Additional Custodian have agreed to hold Trust assets for the benefit of the Trust as the entitlement holder, and such assets will not be commingled with the Custodian’s or the Additional Custodian’s proprietary assets. While other types of assets held in a similarly-segregated manner have been deemed not to be part of the asset custodian’s bankruptcy estate under various regulatory regimes, bankruptcy courts have not yet fully addressed the appropriate treatment of custodial holdings of digital assets and any such determination may be highly fact-specific.

Given that the contractual protections and legal rights of customers with respect to digital assets held on their behalf by third parties are relatively untested in a bankruptcy or receivership proceeding of an entity such as the Custodian or the Additional Custodian, in the event of an insolvency, receivership or bankruptcy proceeding with respect to the Custodian or the Additional Custodian, there is a risk that the Trust’s assets may be considered the property of the bankruptcy estate of the Custodian or the Additional Custodian, and that customers of the Custodian and the Additional Custodian, including the Trust, may be at risk of being treated as general unsecured creditors of the Custodian or the Additional Custodian and subject to the risk of total loss or markdowns on value of such assets. Moreover, even if the Trust’s assets ultimately are not treated as part of the Custodian’s or the Additional Custodian’s bankruptcy estate, the automatic stay could apply until the bankruptcy court made such a determination, and the limited precedent and fact-dependent nature of the determination could delay or preclude the return of such assets to the Trust. Further, the bankruptcy court may permit the Custodian or the Additional Custodian to retain possession or custody of its customers’ assets until any claims the estate may have against the customers (including the Trust) are resolved.

In addition, the Custodian is a fiduciary under § 100 of the New York Banking Law and the Custodian and the Additional Custodian are each a qualified custodian for purposes of Rule 206(4)-2(d)(6) under the Investment Advisers Act and are licensed to custody the Trust’s HYPE in trust on the Trust’s behalf. However, the SEC previously released proposed amendments in February 2023 to Rule 206(4)-2 that, if enacted as proposed, would amend the definition of a “qualified custodian” under Rule 206(4)-2(d)(6). Executive officers of the Custodian’s parent company have made public statements indicating that the Custodian would remain a qualified custodian under the proposed SEC rule, if enacted as proposed. In June 2025, however, the SEC formally withdrew that proposed rulemaking and stated that it does not intend to issue final rules based on the proposal. However, there can be no assurance that the Custodian would continue to qualify as a “qualified custodian” under a final rule that may be proposed or adopted by the SEC in the future.

To the extent that the Sponsor is not able to find a suitable party willing to serve as custodian, the Sponsor may be required to terminate the Trust and liquidate the Trust’s HYPE. In addition, to the extent that the Sponsor finds a suitable party and must enter into a modified or separate custody agreement that is less favorable for the Trust or Sponsor and/or transfer the Trust’s assets in a relatively short time period, the safekeeping of the Trust’s HYPE may be adversely affected, which may in turn adversely affect the value of the Shares. Likewise, if the Sponsor is required to replace any other service provider, it may not be able to find a party willing to serve in such capacity in a timely manner or at all. If the Sponsor decides, or is required, to replace an Authorized Participant and/or if the Liquidity Engager decides, or is required, to replace a Liquidity Provider, this could negatively impact the Trust’s ability to create new Shares, which would impact the Shares’ liquidity and could have a negative impact on the value of the Shares.

The risk factor entitled “The lack of full insurance and shareholders’ limited rights of legal recourse against the Trust, Trustee, Sponsor, Transfer Agent and Custodian expose the Trust and its shareholders to the risk of loss of the Trust’s HYPE for which no person or entity is liable” under the section entitled “Risk Factors—Risk Factors Related to the Trust and the Shares” on page 47 of the Prospectus, is hereby amended and restated in its entirety as follows and supersedes the corresponding risk factor contained in the Prospectus:

The lack of full insurance and shareholders’ limited rights of legal recourse against the Trust, Trustee, Sponsor, Transfer Agent, Custodian and Additional Custodian expose the Trust and its shareholders to the risk of loss of the Trust’s HYPE for which no person or entity is liable.

The Trust is not a banking institution or otherwise a member of the FDIC or Securities Investor Protection Corporation (“SIPC”) and, therefore, deposits held with or assets held by the Trust are not subject to the protections enjoyed by depositors with FDIC or SIPC member institutions. In addition, neither the Trust nor the Sponsor insures the Trust’s HYPE

While the Custodian is required under the Custodian Agreement to maintain certain insurance coverage, which the Sponsor believes is industry standard, including commercial crime insurance policies with limits of not less than $100 million in the aggregate, which are intended to cover the loss of client assets held in cold storage, shareholders cannot be assured that the Custodian or the Additional Custodian, as applicable will maintain adequate insurance or that such coverage will cover losses with respect to the Trust’s HYPE. Moreover, while the Custodian and the Additional Custodian, as applicable, maintain certain capital reserve requirements depending on the assets under custody and to the extent required by applicable law, and such capital reserves may provide additional means to cover client asset losses, the Sponsor does not know the amount of such capital reserves, and neither the Trust nor the Sponsor have access to such information. The Trust cannot be assured that the Custodian and the Additional Custodian, as applicable, will maintain capital reserves sufficient to cover losses with respect to the Trust’s digital assets. In addition, such insurance and capital reserves maintained by the Custodian and the Additional Custodian, as applicable, are shared among all of the Custodian’s and Additional Custodian’s customers, as applicable, and are therefore not specific to the Trust.

Under the Custodian Agreement, at minimum, the Custodian (and its affiliates) shall at all times perform its obligations under the Custodian Agreement with the reasonable care, skill, and diligence of a prudent, professional, competent, and regulated provider of custody services in the financial industry, unless a higher standard is specified by the Custodian Agreement or applicable law or regulation. Except for the Custodian's negligence, willful misconduct or fraud, the Custodian shall not be liable for any losses, whether in contract, tort or otherwise, incurred by the Trust, for any amount in excess of the greater of five million U.S. dollars and fees paid by the Trust in the twelve (12) months prior to when the liability arises. Further, in no event will the Custodian be liable for (i) losses which arise from the Custodian's compliance with applicable laws, including sanctions laws administered by OFAC or (ii) special, indirect or consequential damages, or lost profits or loss of business arising in connection with the Custodian Agreement. This limitation of liability shall not limit any losses or claims arising from the Custodian's negligence, willful misconduct or fraud.

Similarly, under the BitGo Trust Custodian Agreement, the Additional Custodian will perform its obligations under the BitGo Trust Custodian Agreement consistent with the professional skill and care provided by other reputable custodians of digital assets. Subject to the terms of the BitGo Trust Custodian Agreement, the Additional Custodian is not responsible for any loss or damage suffered by the Trust unless it results from a breach of the BitGo Trust Custodian Agreement or the Additional Custodian’s negligence, fraud or willful misconduct. The BitGo Trust Custodian Agreement generally limits the Additional Custodian’s aggregate liability to the aggregate fees paid or payable to the Additional Custodian under the BitGo Trust Custodian Agreement during the 12-month period immediately preceding the first incident giving rise to such liability. In addition, where the value of digital assets stored in a single cold storage address exceeds $150 million for five consecutive business days without being reduced, the Additional Custodian’s maximum liability for that cold storage address is limited to $150 million, except to the extent any loss results from the Additional Custodian’s negligence, fraud or willful misconduct. The Additional Custodian is required to return to the Trust a quantity of digital assets equal to the quantity of any digital assets lost as a result of the Additional Custodian’s negligence, fraud or willful misconduct. Further, in no event will the Additional Custodian be liable (i) for losses arising from the Additional Custodian’s compliance with applicable laws, rules or regulations, including applicable sanctions requirements or (ii) special, incidental, indirect, intangible or consequential damages, or lost profits or loss of business arising in connection with the BitGo Trust Custodian Agreement. The foregoing limitations and exclusions of liability do not apply to the Additional Custodian’s indemnification obligations, breach of its confidentiality or data security obligations, or violations of applicable law.

Under the Custodian Agreement, the Trust shall defend and indemnify and hold harmless the Custodian, its affiliates, and their respective officers, directors, agents, employees and representatives from and against any and all third party claims and losses arising out of the Trust's material breach of the Custodian Agreement, the Trust's violations of any law, rule or regulations related to the performance of its obligations under the Custodian Agreement or the Trust's gross negligence, fraud or willful misconduct, except to the extent in each case they arise out of the Custodian's negligence, willful misconduct or fraud. This obligation will survive any termination of the Custodian Agreement as it relates to the claims and losses arising during the term of the Custodian Agreement or as it relates to activity during such term.

Similarly, under the BitGo Trust Custodian Agreement, the Trust shall defend and indemnify and hold harmless the Additional Custodian, its affiliates, and their respective officers, directors, agents, employees and representatives from and against any and all third party claims and losses arising out of the Trust's material breach of the BitGo Trust Custodian Agreement, the Trust's violations of any law, rule or regulations related to the performance of its obligations under the BitGo Trust Custodian Agreement or any dispute between the Trust and a third party to the extent arising from the Trust's gross negligence, fraud or willful misconduct, except to the extent in each case they directly result from the Additional Custodian's gross negligence, fraud or willful misconduct. This obligation will survive any termination of the BitGo Trust Custodian Agreement as it relates to the claims and losses arising during the term of the BitGo Trust Custodian Agreement or as it relates to activity during such term.

The shareholders’ recourse against the Sponsor and the Trust’s other service providers for the services they provide to the Trust, including those relating to the provision of instructions relating to the movement of HYPE, is limited. Consequently, a loss may be suffered with respect to the Trust’s HYPE that is not covered by insurance and for which no person is liable in damages. As a result, the recourse of the Trust or the shareholders, under New York law, is limited.

The risk factor entitled “The value of the Shares will be adversely affected if the Trust is required to indemnify the Sponsor, the Trustee, the Transfer Agent or the Custodian under the Trust Documents” under the section entitled “Risk Factors—Risk Factors Related to the Trust and the Shares” on page 50 of the Prospectus, is hereby amended and restated in its entirety as follows and supersedes the corresponding risk factor contained in the Prospectus:

The value of the Shares will be adversely affected if the Trust is required to indemnify the Sponsor, the Trustee, the Transfer Agent, the Custodian or the Additional Custodian under the Trust Documents.

Under the Trust Documents, each of the Sponsor, the Trustee, the Transfer Agent, the Custodian and the Additional Custodian has a right to be indemnified by the Trust for certain liabilities or expenses that it incurs without gross negligence, bad faith or willful misconduct on its part. Therefore, the Sponsor, the Trustee, the Transfer Agent, the Custodian or the Additional Custodian may require that the assets of the Trust be sold in order to cover losses or liability suffered by it. Any sale of that kind would reduce the NAV of the Trust and the value of the Shares.

The risk factor entitled “If the Custodian resigns or is removed by the Sponsor or otherwise, without replacement, it would trigger early termination of the Trust” under the section entitled “Risk Factors—Risk Factors Related to Potential Conflicts of Interest” on page 70 of the Prospectus, is hereby amended and restated in its entirety as follows and supersedes the corresponding risk factor contained in the Prospectus:

If the Custodian or the Additional Custodian resigns or is removed by the Sponsor or otherwise, without replacement, it would trigger early termination of the Trust.

The Custodian may terminate the Custodian Agreement at any time for Cause (as defined in “Business— Description of the Custodian Agreement—Term; Termination and Suspension”) which is not cured within thirty (30) days after receipt by the Trust of written notice from the Custodian of such breach or upon one hundred eighty days' prior written notice to the Trust, as provided under the Custodian Agreement.

Similarly, the Additional Custodian may terminate the BitGo Trust Custodian Agreement upon a material breach by the Trust that is not cured within thirty (30) days after receipt of notice, or for any reason upon at least ninety (90) days’ prior written notice to the Trust, as provided under the BitGo Trust Custodian Agreement. In addition, the Additional Custodian may suspend or restrict the Trust’s access to the Additional Custodian’s Custodial Services and/or deactivate, terminate or cancel the Additional Custodian’s Custodial Account upon thirty (30) days’ notice (or without notice in specified compliance scenarios). If the Custodian or the Additional Custodian resigns or is removed, by the Sponsor or otherwise, without replacement, the Trust will dissolve in accordance with the terms of the Trust Agreement.

The following risk factor under the section entitled “Risk Factors—Risk Factors Related to the Offering” on page 72 of the Prospectus, is hereby amended and restated as follows and supersedes the corresponding risk factor contained in the Prospectus:

Arbitrage transactions intended to keep the price of the Shares closely linked to the price of HYPE may be problematic if the process for the purchase and redemption of Baskets encounters difficulties, which may adversely affect an investment in the Shares.

If the processes of creation and redemption of Shares (which depend on timely transfers of HYPE to and by the Custodian or the Additional Custodian, as applicable) encounter any unanticipated difficulties due to, for example, the price volatility of HYPE, the insolvency, business failure or interruption, default, failure to perform, security breach, or other problems affecting the Custodian or the Additional Custodian, the closing of Digital Asset Trading Platforms due to fraud, failures, security breaches or otherwise, or network outages or congestion, spikes in transaction fees demanded by validators, or other problems or disruptions affecting the Hyperliquid Network, then potential market participants, such as the Authorized Participants and their customers, who would otherwise be willing to purchase or redeem Baskets to take advantage of any arbitrage opportunity arising from discrepancies between the price of the Shares and the price of the underlying HYPE may not take the risk that, as a result of those difficulties, they may not be able to realize the profit they expect.

Alternatively, in the case of a network outage or other problems affecting the Hyperliquid Network, the processing of transactions on the Hyperliquid Network may be disrupted, which in turn may prevent Liquidity Providers from depositing or withdrawing HYPE from their custody accounts, which in turn could affect the creation or redemption of Baskets. If this is the case, the liquidity of the Shares may decline and the price of the Shares may fluctuate independently of the price of HYPE and may fall or otherwise diverge from NAV. Furthermore, in the event that the market for HYPE should become relatively illiquid and thereby materially restrict opportunities for arbitraging by delivering HYPE in return for Baskets, the price of the Shares may diverge from the price of HYPE.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 141 of the Prospectus, is hereby amended and restated as follows and supersedes the corresponding section contained in the Prospectus:

Material U.S. Federal Income Tax Consequences

The following discussion addresses the material U.S. federal income tax consequences of the ownership of Shares. This discussion does not describe all of the tax consequences that may be relevant to a beneficial owner of Shares in light of the beneficial owner’s particular circumstances, including tax consequences applicable to beneficial owners subject to special rules, such as:

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financial institutions;
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dealers in securities or commodities;
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traders in securities or commodities that have elected to apply a mark-to-market method of tax accounting in respect thereof;

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persons holding Shares as part of a hedge, “straddle,” integrated transaction or similar transaction;
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Authorized Participants (as defined below);
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U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
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entities or arrangements classified as partnerships for U.S. federal income tax purposes;
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real estate investment trusts;
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regulated investment companies; and
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tax-exempt entities, including individual retirement accounts.

This discussion applies only to Shares that are held as capital assets and does not address alternative minimum tax consequences or consequences of the Medicare contribution tax on net investment income.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Shares and partners in those partnerships are urged to consult their tax advisers about the particular U.S. federal income tax consequences of owning Shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. For the avoidance of doubt, this summary does not discuss any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Shareholders are urged to consult their tax advisers about the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Treatment of the Trust

The Sponsor intends to take the position that the Trust is properly treated as a grantor trust for U.S. federal income tax purposes. Assuming that the Trust is a grantor trust, the Trust will not be subject to U.S. federal income tax. Rather, if the Trust is a grantor trust, each beneficial owner of Shares will be treated as directly owning its pro rata share of the Trust’s assets and a pro rata portion of the Trust’s income, gains, losses and deductions will “flow through” to each beneficial owner of Shares.

The Staking Condition has been satisfied as to the particular form of Staking described herein, and the Sponsor intends to continue to take the position that the Trust is properly treated as a grantor trust for U.S. federal income tax purposes and that any Staking activity undertaken by the Trust in compliance with the opinion, ruling or other guidance relied upon to satisfy the Staking Condition will not prevent the Trust from continuing to qualify as a grantor trust for such purposes. The Internal Revenue Service (“IRS”) recently issued a revenue procedure providing a staking safe harbor for certain grantor trust vehicles whose beneficial interests are listed and traded on a national securities exchange (the “2025 Revenue Procedure”). However, certain aspects of the 2025 Revenue Procedure are unclear, and therefore the Trust may not currently satisfy all conditions of the safe harbor. Accordingly, due to the uncertainty regarding the ability of a grantor trust to engage in Staking activities, there can be no assurance that the IRS or any court would agree with the Sponsor’s position (or with any opinion of counsel delivered to the Sponsor in support thereof). Therefore, the Trust might cease to qualify as a grantor trust for U.S. federal income tax purposes.

The Trust has taken certain positions with respect to the tax consequences of Incidental Rights and its receipt of IR Virtual Currency. If the IRS were to disagree with, and successfully challenge, any of these positions the Trust might not qualify as a grantor trust. In addition, the Pre-Creation/Redemption Abandonment Notices (as defined herein) provide that the Trust will irrevocably abandon, effective immediately prior to each Creation Time or Redemption Time, all Incidental Rights or IR Virtual Currency to which it would otherwise be entitled as of such time and with respect to which it has not taken any Affirmative Action at or prior to such time. The Sponsor has committed to cause the Trust to irrevocably abandon any Incidental Rights and IR Virtual Currency to which the Trust may become entitled in the future. There can be no complete assurance that these abandonments will be treated as effective for U.S. federal income tax purposes. If the Trust were treated as owning any asset other than HYPE as of any date on which it creates or redeems Shares, it might cease to qualify as a grantor trust for U.S. federal income tax purposes.

In addition, at this time the Trust is permitted to create or redeem Shares pursuant to In-Kind Orders and Cash Orders. In general, investment vehicles intended to be treated as grantor trusts for U.S. federal income tax purposes historically have created additional trust interests only in kind, and there is no authority directly addressing whether a grantor trust may create or redeem trust interests under procedures similar to those that govern Cash Orders. Accordingly, there can be no complete assurance that the creation or redemption of Shares under the procedures governing Cash Orders will not cause the Trust to fail to qualify as a grantor trust for U.S. federal income tax purposes.

Moreover, because of the evolving nature of digital assets, it is not possible to predict potential future developments that may arise with respect to digital assets, including forks, airdrops and other similar occurrences. Assuming that the Trust is currently a grantor trust for U.S. federal income tax purposes, certain future developments could render it impossible, or impracticable, for the Trust to continue to be treated as a grantor trust for such purposes.

If the Trust is not properly classified as a grantor trust, the Trust might be classified as a partnership for U.S. federal income tax purposes. However, due to the uncertain treatment of digital assets for U.S. federal income tax purposes, there can be no assurance in this regard. If the Trust were classified as a partnership for U.S. federal income tax purposes, the tax consequences of owning Shares generally would not be materially different from the tax consequences described herein, although there might be certain differences, including with respect to timing of the recognition of taxable income or loss. In addition, tax information reports provided to beneficial owners of Shares would be made in a different form. Moreover, it is possible, in that case, that a portion of the Trust’s income would be considered to be “effectively connected” with the conduct of a trade or business in the United States and, accordingly, a non-U.S. person owning Shares could be subject to U.S. federal income tax on a net income basis with respect to that “effectively connected” income and be required to file a U.S. tax return. If none of the Trust’s Staking income were considered to be “effectively connected” income, a non-U.S. person owning Shares might be subject to withholding on its pro rata portion of any U.S.-source “fixed or determinable annual or periodical” (“FDAP”) income as described below. Tax-exempt shareholders may also recognize “unrelated business taxable income” (“UBTI”) from the Trust’s Staking activities if the Trust is not treated as a corporation for U.S. federal income tax purposes.

If the Trust were not classified as either a grantor trust or a partnership for U.S. federal income tax purposes, it would be classified as a corporation for such purposes. In that event, the Trust would be subject to entity-level U.S. federal income tax (currently at the rate of 21%) on its net taxable income and certain distributions made by the Trust to shareholders would be treated as taxable dividends to the extent of the Trust’s current and accumulated earnings and profits. Any such dividend distributed to a beneficial owner of Shares that is a non-U.S. person for U.S. federal income tax purposes would be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as provided in an applicable tax treaty).

The remainder of this discussion is based on the assumption that the Trust will be treated as a grantor trust for U.S. federal income tax purposes.

Uncertainty Regarding the U.S. Federal Income Tax Treatment of Digital Assets

Each beneficial owner of Shares will be treated for U.S. federal income tax purposes as the owner of an undivided interest in the HYPE (and any Incidental Rights and/or IR Virtual Currency) held in the Trust. Due to the new and evolving nature of digital assets and the absence of comprehensive guidance with respect to digital assets, many significant aspects of the U.S. federal income tax treatment of digital assets are uncertain.

In 2014, the IRS released a notice (the “Notice”) discussing certain aspects of the treatment of “convertible virtual currency” (that is, digital assets that have an equivalent value in fiat currency or that act as substitutes for fiat currency) for U.S. federal income tax purposes. In the Notice, the IRS stated that, for U.S. federal income tax purposes, such digital assets (i) are “property,” (ii) are not “currency” for purposes of the provisions of the Code relating to foreign currency gain or loss and (iii) may be held as a capital asset. In 2019, the IRS released a revenue ruling and a set of “Frequently Asked Questions” that has been updated from time to time since (the “Ruling & FAQs”). The Ruling & FAQs provide some additional guidance, including guidance to the effect that, under certain circumstances, hard forks of digital assets are taxable events giving rise to ordinary income and guidance with respect to the determination of the tax basis of digital assets. Moreover, in 2023, the IRS released a revenue ruling that provided guidance on digital asset staking, including guidance to the effect that staking rewards will, under certain circumstances, be treated as giving rise to taxable income (the “2023 Staking Guidance”). Further, the IRS recently issued the 2025 Revenue Procedure, which provides a staking safe harbor for certain grantor trust vehicles. However, the Notice, the Ruling & FAQs, the 2023 Staking Guidance and the 2025 Revenue Procedure do not address other significant aspects of the U.S. federal income tax treatment of digital assets. For example, for a non-U.S. Holder, there currently is no guidance directly addressing whether or in what circumstances engaging in certain activities to generate yield on digital assets, including Staking, could give rise to income that is effectively connected with a trade or business in the United States. Similarly, for a U.S. tax-exempt shareholder, there currently is no guidance directly addressing whether or in what circumstances such activities could give rise to UBTI. Moreover, although the Ruling & FAQs address the treatment of hard forks, there continues to be uncertainty with respect to the timing and amount of the income inclusions. While the Ruling & FAQs do not address most situations in which airdrops occur, it is clear from the reasoning of the Ruling & FAQs that the IRS generally would treat an airdrop as a taxable event giving rise to ordinary income.

There can be no assurance that the IRS will not alter its position with respect to digital assets in the future or that a court would uphold the treatment set forth in the Notice, the Ruling & FAQs, the 2023 Staking Guidance and the 2025 Revenue Procedure. It is also unclear what additional guidance on the treatment of digital assets for U.S. federal income tax purposes may be issued in the future. Any such alteration of the current IRS positions or additional guidance could result in adverse tax consequences for shareholders and could have an adverse effect on the prices of digital assets, including the price of HYPE in the Digital Asset Market, and therefore could have an adverse effect on the value of Shares. Future developments that may arise with respect to digital assets may increase the uncertainty with respect to the treatment of digital assets for U.S. federal income tax purposes. For example, the Notice addresses only digital assets that are “convertible virtual currency,” and it is conceivable that, as a result of a fork, airdrop or similar occurrence, the Trust could hold certain types of digital assets that are not within the scope of the Notice, in the event the Sponsor seeks to change the Trust’s policy with respect to Incidental Rights or IR Virtual Currency, subject to NASDAQ obtaining regulatory approval from the SEC.

The remainder of this discussion assumes that HYPE, and any Incidental Rights and/or IR Virtual Currency that the Trust may hold, is properly treated for U.S. federal income tax purposes as property that may be held as a capital asset and that is not currency for purposes of the provisions of the Code relating to foreign currency gain and loss.

Shareholders are urged to consult their tax advisers regarding the tax consequences of an investment in the Trust and in digital assets in general, including, in the case of shareholders that are generally exempt from U.S. federal income taxation, whether such shareholders may recognize UBTI as a consequence of Staking or the occurrence of a fork, airdrop or similar event.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Share for U.S. federal income tax purposes that is:

•
an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;
•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or
•
an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Except as specifically noted, the discussion below assumes that each U.S. Holder will acquire all of its Shares on the same date for the same price per Share and solely for cash or solely for HYPE that were originally acquired by the U.S. Holder for cash on the same date.

As discussed in the section entitled “Description of Creation and Redemption of Shares,” a U.S. Holder may be able to acquire Shares of the Trust by contributing HYPE in kind to the Trust (either directly or through an Authorized Participant acting as agent of the U.S. Holder). Assuming that the Trust is properly treated as a grantor trust for U.S. federal income tax purposes, such a contribution should not be a taxable event to the U.S. Holder.

For U.S. federal income tax purposes, each U.S. Holder will be treated as owning an undivided interest in the HYPE held in the Trust and will be treated as directly realizing its pro rata share of the Trust’s income, gains, losses and deductions (including any staking income). When a U.S. Holder purchases Shares solely for cash, (i) the U.S. Holder’s initial tax basis in its pro rata share of the HYPE held in the Trust will be equal to the amount paid for the Shares and (ii) the U.S. Holder’s holding period for its pro rata share of such HYPE will begin on the date of such purchase. When a U.S. Holder acquires Shares in exchange for HYPE, (i) the U.S. Holder’s initial tax basis in its pro rata share of the HYPE held in the Trust will be equal to the U.S. Holder’s tax basis in the HYPE that the U.S. Holder transferred to the Trust and (ii) the U.S. Holder’s holding period for its pro rata share of such HYPE generally will include the period during which the U.S. Holder held the HYPE that the U.S. Holder transferred to the Trust. The Ruling & FAQs confirm that if a taxpayer acquires tokens of a digital asset at different times and for different prices, the taxpayer has a separate tax basis in each lot of such tokens. Under the Ruling & FAQs, if a U.S. Holder that owns more than one lot of HYPE contributes a portion of its HYPE to the Trust in exchange for Shares, the U.S. Holder could designate the lot(s) from which such contribution will be made, provided that the U.S. Holder is able to identify specifically which HYPE it is contributing and to substantiate its tax basis in that HYPE. In general, if a U.S. Holder acquires Shares (i) solely for cash at different prices, (ii) partly for cash and partly in exchange for a contribution of HYPE or (iii) in exchange for a contribution of HYPE with different tax bases, the U.S. Holder’s share of the Trust’s HYPE will consist of separate lots with separate tax bases. In addition, in this situation, the U.S. Holder’s holding period for the separate lots may be different. In addition, any HYPE received as Staking Consideration that the Trust acquires will constitute a separate lot with a separate tax basis and holding period.

Gains or losses from the sale of HYPE to fund cash redemptions are expected to be treated as incurred only by the shareholder that is being redeemed. However, when the Trust transfers HYPE to the Sponsor as payment of the Sponsor’s Fee or the Sponsor’s Staking Fee, or sells HYPE to fund payment of any cash distributions or any Additional Trust Expenses, each U.S. Holder will be treated as having sold its pro rata share of that HYPE for their fair market value at that time (which, in the case of HYPE sold by the Trust, generally will be equal to the cash proceeds received by the Trust in respect thereof). As a result, each U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the fair market value of the U.S. Holder’s pro rata share of the HYPE transferred and (ii) the U.S. Holder’s tax basis for its pro rata share of the HYPE transferred. Any such gain or loss will be short-term capital gain or loss if the U.S. Holder’s holding period for its pro rata share of the HYPE is one year or less and long-term capital gain or loss if the U.S. Holder’s holding period for its pro rata share of the HYPE is more than one year. A U.S. Holder’s tax basis in its pro rata share of any HYPE transferred by the Trust generally will be determined by multiplying the tax basis of the U.S. Holder’s pro rata share of all of the HYPE held in the Trust immediately prior to the transfer by a fraction the numerator of which is the amount of HYPE transferred and the denominator of which is the total amount of HYPE held in the Trust immediately prior to the transfer. Immediately after the transfer, the U.S. Holder’s tax basis in its pro rata share of the HYPE remaining in the Trust will be equal to the tax basis of its pro rata share of the HYPE held in the Trust immediately prior to the transfer, less the portion of that tax basis allocable to its pro rata share of the HYPE transferred. A U.S. Holder’s receipt of distributions of cash proceeds from the sale of HYPE (other than in connection with a redemption) should not, itself, be a taxable event to a U.S. Holder.

As noted above, the IRS has taken the position in the Ruling & FAQs that, under certain circumstances, a hard fork of a digital asset constitutes a taxable event giving rise to ordinary income, and it is clear from the reasoning of the Ruling & FAQs that the IRS generally would treat an airdrop as a taxable event giving rise to ordinary income. As described above, the Sponsor has committed to causing the Trust to abandon all Incidental Rights and IR Virtual Currency to which the Trust otherwise might become entitled. If, however, the Trust were to receive and retain IR Virtual Currency in the future, a U.S. Holder would have a basis in that IR Virtual Currency equal to the amount of income the U.S. Holder recognizes as a result of such fork or airdrop and the U.S. Holder’s holding period for such IR Virtual Currency would begin as of the time it recognizes such income. Similarly, although the IRS has not issued similar guidance with respect to staking, if the Trust receives any Staking Consideration in connection with Staking, it is likely that a U.S. Holder will have a basis in any HYPE received as part of such Staking Consideration equal to the amount of income that the U.S. Holder recognizes and the U.S. Holder’s holding period for such Staking Consideration will begin as of the time it recognizes such income.

U.S. Holders’ pro rata shares of the expenses incurred by the Trust will be treated as “miscellaneous itemized deductions” for U.S. federal income tax purposes. As a result, a non‑corporate U.S. Holder’s share of these expenses will not be deductible for U.S. federal income tax purposes.

On a sale or other disposition of Shares, a U.S. Holder will be treated as having sold the HYPE underlying such Shares. Accordingly, the U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized on the sale of the Shares and (ii) the portion of the U.S. Holder’s tax basis in its pro rata share of the HYPE held in the Trust that is attributable to the Shares that were sold or otherwise subject to a disposition. Such tax basis generally will be determined by multiplying the tax basis of the U.S. Holder’s pro rata share of all of the HYPE held in the Trust immediately prior to such sale or other disposition by a fraction the numerator of which is the number of Shares disposed of and the denominator of which is the total number of Shares held by such U.S. Holder immediately prior to such sale or other disposition (such fraction, expressed as a percentage, the “Share Percentage”). If the U.S. Holder’s share of the Trust’s HYPE consists of separate lots with separate tax bases and/or holding periods, the U.S. Holder will be treated as having sold the Share Percentage of each such lot. Gain or loss recognized by a U.S. Holder on a sale or other disposition of Shares will generally be short-term capital gain or loss if the U.S. Holder’s holding period for the HYPE underlying such Shares is one year or less and long-term capital gain or loss if the U.S. Holder’s holding period for the HYPE underlying such Shares is more than one year. The deductibility of capital losses is subject to significant limitations.

If the Trust redeems all or a portion of a U.S. Holder’s Shares in exchange for the underlying HYPE represented by the redeemed Shares, such redemption generally will not be a taxable event to the U.S. Holder. The U.S. Holder’s tax basis in the HYPE received in the redemption generally will be the same as the U.S. Holder’s tax basis for the portion of its pro rata share of the HYPE held in the Trust immediately prior to the redemption that was attributable to the Shares redeemed, determined as described above, and the U.S. Holder’s tax basis in its remaining pro rata portion, if any, of the HYPE held in the Trust after the redemption will be equal to the tax basis of its pro rata share of the total amount of the HYPE held in the Trust immediately prior to the redemption, less the U.S. Holder’s tax basis in the HYPE received in the redemption. The U.S. Holder’s holding period with respect to the HYPE received will generally include the period during which the U.S. Holder held the Shares so redeemed. A subsequent sale of the HYPE received in such redemption will generally be a taxable event.

After any sale or other disposition of fewer than all of a U.S. Holder’s Shares, the U.S. Holder’s tax basis in its pro rata share of the HYPE held in the Trust immediately after the disposition will equal the tax basis in its pro rata share of the total amount of the HYPE held in the Trust immediately prior to the disposition, less the portion of that tax basis that is taken into account in determining the amount of gain or loss recognized by the U.S. Holder on the disposition (or, in the case of a redemption pursuant to an In-Kind Order, the portion of tax basis that is treated as the basis of the HYPE received by the U.S. Holder in the redemption).

Any brokerage or other transaction fee incurred by a U.S. Holder in purchasing Shares generally will be added to the U.S. Holder’s tax basis in the underlying assets of the Trust. Similarly, any brokerage fee or other transaction fee incurred by a U.S. Holder in selling Shares generally will reduce the amount realized by the U.S. Holder with respect to the sale.

If the Trust receives Staking Consideration, that Staking Consideration would be reportable to shareholders as taxable income under current IRS guidance.

In the absence of guidance to the contrary, it is possible that any income recognized by a U.S. tax‑exempt shareholder as a consequence of Staking, or the occurrence of a hard fork, airdrop or similar event, would constitute UBTI. A tax‑exempt shareholder should consult its tax adviser regarding whether such shareholder may recognize some UBTI as a consequence of an investment in Shares.

Tax Consequences to Non-U.S. Holders

As used herein, the term “non‑U.S. Holder” means a beneficial owner of a Share for U.S. federal income tax purposes that is not a U.S. Holder. The term “non‑U.S. Holder” does not include (i) a nonresident alien individual who is present in the United States for 183 days or more in a taxable year, (ii) a former U.S. citizen or U.S. resident or an entity that has expatriated from the United States; (iii) a person whose income in respect of Shares is effectively connected with the conduct of a trade or business in the United States; or (iv) an entity that is treated as a partnership for U.S. federal income tax purposes. Shareholders described in the preceding sentence should consult their tax advisers regarding the U.S. federal income tax consequences of owning Shares.

The Trust expects that it should not be treated as being engaged in a trade or business within the United States or otherwise deriving income that is treated as “effectively connected” with the conduct of a trade or business in the United States (“ECI”), although no assurance can be given in this regard. In particular, based on the current manner in which the Trust’s Staking activities are undertaken pursuant to the Staking Arrangements, and on representations received from the Trust's Staking Providers to the effect that their key personnel, key infrastructure and key decision-making activities are located outside of the United States, the Trust expects that Staking should not cause the Trust to be treated for U.S. federal income tax purposes as engaged in a trade or business within the United States. However, there is no direct governing authority regarding the treatment, for these purposes, of Staking, forks, airdrops or similar events and, therefore, there can be no assurance that the Trust will not be treated as being engaged in a U.S. trade or business or otherwise deriving income that is treated as “effectively connected” with the conduct of a trade or business in the United States.

Provided that the Trust is not treated as being engaged in a trade or business within the United States and that it does not otherwise generate ECI, the U.S. federal income tax liability of a non-U.S. Holder with respect to its Shares generally will be limited to withholding tax on certain FDAP income from U.S. sources (if any) generated by the Trust discussed below. Such non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to its share of any gain recognized on the Trust’s transfer of HYPE in payment of the Sponsor’s Fee, the Sponsor’s Staking Fee or any Additional Trust Expense or on the Trust’s sale or other disposition of HYPE In addition, assuming that the Trust holds no asset other than HYPE, a non‑U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to any gain it recognizes on a sale or other disposition of Shares. A non‑U.S. Holder also will generally not be subject to U.S. federal income or withholding tax with respect to any distribution received from the Trust, whether in cash or in kind.

U.S.-source FDAP income received, or treated as received, by a non‑U.S. Holder will, assuming such income is not treated as ECI, generally be subject to U.S. withholding tax at the rate of 30% (subject to possible reduction or elimination pursuant to an applicable tax treaty and to statutory exemptions such as the portfolio interest exemption). Although the Sponsor has committed to causing the Trust to abandon all Incidental Rights and IR Virtual Currency to which the Trust may become entitled in the future, and although there is no guidance on point, if the Trust were to receive and retain IR Virtual Currency arising from a future fork, airdrop or similar occurrence, it is likely that any ordinary income recognized by a non‑U.S. Holder as a result would constitute FDAP income.

It is also possible that the receipt of any Staking Consideration by the Trust would constitute FDAP income. It is unclear, however, whether any such FDAP income would be properly treated as U.S.-source or foreign-source FDAP income. Based on the current manner in which the Trust’s Staking activities are undertaken pursuant to the Staking Arrangements, and on representations received from the Trust's Staking Providers to the effect that their jurisdiction of incorporation, principal place of business and chief executive office, as well as their key personnel, key infrastructure and key decision-making activities, are located outside of the United States, the Trust believes that its income from staking rewards should not be treated as U.S.-source FDAP income. However, that conclusion is not free from doubt under current law due to the lack of direct governing authority, and no assurance can be given that a withholding agent (including a broker through which Shares are held) will not take a contrary position. In addition, changes in law or changes to the Trust’s Staking Arrangements could cause all or a portion of the Trust’s staking rewards to be treated as U.S.-source FDAP income in the future.

A non‑U.S. Holder that is a resident of a country that maintains an income tax treaty with the United States may be eligible to claim the benefits of that treaty to reduce or eliminate, or to obtain a partial or full refund of, the 30% U.S. withholding tax on its share of any U.S.-source FDAP income, but only if the non‑U.S. Holder’s home country treats the Trust as “fiscally transparent,” as defined in applicable Treasury regulations.

In order to prevent the possible imposition of U.S. “backup” withholding and (if applicable) to qualify for a reduced rate of withholding tax at source under a treaty, a non‑U.S. Holder must comply with certain certification requirements (generally, by delivering a properly executed IRS Form W‑8BEN or W‑8BEN‑E to the relevant withholding agent).

If the Trust were treated as being engaged in a trade or business within the United States or otherwise deriving income that is treated as ECI, a non-U.S. Holder generally would be subject to U.S. federal income tax on a net income basis with respect to that ECI and be required to file a U.S. tax return. In addition, in that case, a corporate non-U.S. Holder generally would be subject to a 30% branch profits tax on its “effectively connected” earnings and profits attributable to such income (subject to adjustments). If a non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, the tax treatment of any such income may be modified in the manner specified by the treaty.

U.S. Information Reporting and Backup Withholding

The Trust or the appropriate broker will file certain information returns with the IRS and provide shareholders with information regarding their annual income (if any) and expenses with respect to the Trust in accordance with applicable Treasury regulations.

A U.S. Holder will generally be subject to information reporting requirements and backup withholding unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. In order to avoid the information reporting and backup withholding requirements, a non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person. The amount of any backup withholding will be allowed as a credit against the shareholder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

FATCA

As discussed above, it is unclear whether any ordinary income recognized by a non-U.S. Holder as a result of a fork, airdrop or similar occurrence or Staking would constitute U.S.-source FDAP income. Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of U.S.-source FDAP income and, subject to the discussion of proposed U.S. Treasury regulations below, of gross proceeds of dispositions of certain types of property that produce U.S.-source FDAP income to, “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. In addition, regulations proposed by the U.S. Department of the Treasury (the preamble to which indicates that taxpayers may rely on the regulations pending their finalization) would eliminate the requirement under FATCA of withholding on gross proceeds. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Shareholders should consult their tax advisers regarding the effects of FATCA on an investment in the Trust.

INDEX OF SEC FILINGS

The following reports listed below are filed as a part of this Prospectus Supplement No. 1.

Appendix No.	Description
1.	Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2026.
2.	Quarterly Report on Form 10-Q for the quarterly ended June 30, 2026 filed with the Securities and Exchange Commission on August 7, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2026

Grayscale Hyperliquid Staking ETF

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-43316	41-6781242
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Grayscale Investments Sponsors, LLC 290 Harbor Drive, 4th Floor
Stamford, Connecticut		06902
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 668-1427

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Grayscale Hyperliquid Staking ETF Shares	HYPG	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Capitalized terms used but not defined herein have the definitions given to them in the Trust’s Registration Statement on Form S-1, as amended (File No. 333-294493).

Item 1.01. Entry into a Material Definitive Agreement.

Additional Custodian; Custody Services Agreement

On September 30, 2026, Grayscale Investments Sponsors, LLC, the sponsor (the “Sponsor”) of Grayscale Hyperliquid Staking ETF (the “Trust”), on behalf of the Trust, and BitGo Bank & Trust, National Association (“BitGo Trust”), a national banking association chartered under the laws of the United States and authorized by the Office of the Comptroller of the Currency to exercise custodial powers, entered into the Amended and Restated BitGo Custodial Services Agreement (the “BitGo Trust Custodian Agreement”).

Pursuant to the BitGo Trust Custodian Agreement, BitGo Trust will provide services related to the custody and safekeeping of a portion of the Trust’s HYPE holdings.

The Sponsor expects to utilize BitGo Trust’s services to custody a portion of the Trust’s HYPE. The Trust’s existing custody arrangement with Anchorage Digital Bank N.A. (“Anchorage Digital”) is unaffected by the Trust’s entry into the BitGo Trust Custodian Agreement, and Anchorage Digital remains the Trust’s primary custodian. The Sponsor shall, in its sole discretion, determine the amounts of HYPE held at either custodian as permitted by the Trust Agreement. At the current time, the Sponsor has not determined the amount of the Trust’s HYPE it will move to BitGo Trust. The addition of BitGo Trust reflects the Sponsor’s ongoing risk management approach as part of the Trust’s growing size. References to “the Custodian” in the Trust’s Registration Statement on Form S-1, as amended, the Trust’s Quarterly Report on Form 10-Q for the period ended June 30, 2026, and other filings with the Securities and Exchange Commission will be deemed to refer to Anchorage Digital, BitGo Trust and/or other custodians, collectively or in their individual capacities, as the context may require.

With respect to the Trust’s HYPE held by BitGo Trust, upon Sponsor instruction, BitGo Trust will withdraw from the Trust’s account maintained with BitGo Trust the amount of HYPE necessary to pay the Trust’s Sponsor's Fee and any Additional Trust Expenses, consistent with the procedures described on page 115 of the Trust's prospectus, dated June 2, 2026, under “Business—Expenses; Sales of HYPE—Disposition of HYPE.” Fees paid to the Additional Custodian are a Sponsor-paid Expense.

Under the BitGo Trust Custodian Agreement, the Trust’s HYPE held at BitGo Trust is held in a segregated Custodial Account, is not commingled with Digital Assets held for other clients or with BitGo Trust’s own assets, and the keys with respect to that account are held by BitGo Trust.

In the event of a fork of the Hyperliquid blockchain, the BitGo Trust Custodian Agreement provides that BitGo Trust may temporarily suspend its operations and, in its sole discretion, decide whether or not to support (or cease supporting) either branch of the forked protocol entirely.

The BitGo Trust Custodian Agreement requires the Trust to indemnify BitGo Trust, its affiliates, and their respective officers, directors, agents, employees and representatives against certain losses arising from or related to the Trust’s material breach of the BitGo Trust Custodian Agreement, among other things, except where a claim was caused by certain acts of BitGo Trust. The BitGo Trust Custodian Agreement also requires BitGo Trust to maintain insurance policies and coverage.

The foregoing description of the BitGo Trust Custodian Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the BitGo Trust Custodian Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated BitGo Custodial Services Agreement, dated as of June 5, 2026, by and between BitGo Bank & Trust, National Association and the entities listed on Schedule B thereto.
10.2

Amendment to Amended and Restated BitGo Custodial Services Agreement, dated as of September 30, 2026, by and between BitGo Bank & Trust, National Association and the Trust, adding Grayscale Hyperliquid Staking ETF as a party.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Grayscale Investments Sponsors, LLC, as Sponsor of Grayscale Hyperliquid Staking ETF

Date:	October 5, 2026	By:	/s/ Kathryn Masci
Name: Kathryn Masci Title: Interim Chief Financial Officer*

* The Registrant is a trust and the identified person signing this report is signing in their capacity as an authorized officer of Grayscale Investments Sponsors, LLC, the Sponsor of the Registrant.

r

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2026

or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ______ to ______

Commission File Number 001-43316

Grayscale Hyperliquid Staking ETF

SPONSORED BY GRAYSCALE INVESTMENTS SPONSORS, LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	41-6781242
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Grayscale Investments Sponsors, LLC

290 Harbor Drive, 4th Floor

Stamford, Connecticut 06902

(Address of Principal Executive Offices) (Zip Code)

(212) 668-1427

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Grayscale Hyperliquid Staking ETF Shares	HYPG	NASDAQ

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☐ No ☒

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

Number of Shares of the registrant outstanding as of August 3, 2026: 5,670,000

Grayscale® HYPERLIQUID staking ETF

Forward-Looking Statements

This Quarterly Report on Form 10-Q contains “forward-looking statements” with respect to the financial conditions, results of operations, plans, objectives, future performance and business of Grayscale Hyperliquid Staking ETF (the “Trust”). Statements preceded by, followed by or that include words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms and other similar expressions are intended to identify some of the forward-looking statements. All statements (other than statements of historical fact) included in this Quarterly Report that address activities, events or developments that will or may occur in the future, including such matters as changes in market prices and conditions, the Trust’s operations, the plans of Grayscale Investments Sponsors, LLC (the “Sponsor”) and references to the Trust’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially from such statements. These statements are based upon certain assumptions and analyses the Sponsor made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including, but not limited to, those described in “Risk Factors” of our Registration Statement on Form S-1 (File No. 333-294493), filed with the Securities and Exchange Commission (the “SEC”) on June 1, 2026 (as amended and supplemented from time to time, the “Registration Statement”) and in “Part II, Item 1A. Risk Factors” herein. Forward-looking statements are made based on the Sponsor’s beliefs, estimates and opinions on the date the statements are made and neither the Trust nor the Sponsor is under a duty or undertakes an obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, other than as required by applicable laws. Investors are therefore cautioned against relying on forward-looking statements.

Unless otherwise stated or the context otherwise requires, the terms “we,” “our” and “us” in this Quarterly Report refer to the Sponsor acting on behalf of the Trust.

A glossary of industry and other defined terms is included in this Quarterly Report, beginning on page .

PART I – FINANCIAL INFORMATION:

Item 1. Financial Statements (Unaudited)

GRAYSCALE HYPERLIQUID STAKING ETF

STATEMENT OF ASSETS AND LIABILITIES (UNAUDITED)

(Amounts in thousands, except Share and per Share amounts)

June 30, 2026(1)
Assets:
Investment in HYPE, at fair value (cost $123,464 as of June 30, 2026)	$127,103
Total assets	$127,103
Liabilities:
Sponsor’s Staking Fee payable, related party	$1
Sponsor’s Fee payable, related party	-
Total liabilities	1
Net assets	$127,102
Shares issued and outstanding, no par value (unlimited Shares authorized)	5,490,000
Principal Market NAV per Share	$23.15

(1)
No comparative financial statements have been provided as the Trust’s operations commenced on June 3, 2026.

GRAYSCALE HYPERLIQUID STAKING ETF

SCHEDULE OF INVESTMENT (UNAUDITED)

(Amounts in thousands, except quantity of HYPE and percentages)

June 30, 2026(1)
	Quantity of HYPE	Cost	Fair Value(2)	% of Net Assets
Investment in HYPE	1,941,395.06111666	$123,464	$127,103	100%
Total Investment		$123,464	$127,103	100%
Liabilities in Excess of Other Assets			$(1)	0%
Net assets			$127,102	100%
(1)
No comparative financial statements have been provided as the Trust’s operations commenced on June 3, 2026.
(2)
Investment in HYPE includes $121,908 of staked HYPE at June 30, 2026.

GRAYSCALE HYPERLIQUID STAKING ETF

STATEMENT OF OPERATIONS (UNAUDITED)

(Amounts in thousands)

June 3, 2026 (the Commencement of the Trust's Operations) to June 30, 2026(1)
Investment income:
Staking Reward income	$30
Investment income	-
Total Investment income	$30
Expenses:
Sponsor's Staking Fee, related party	$6
Sponsor’s Fee, related party	7
Net expenses	13
Net investment income	17
Net realized and unrealized gain from:
Net realized gain (loss) on investment in HYPE sold to pay Sponsor's Fee	-
Net realized gain (loss) on investment in HYPE sold for redemption of Shares	-
Net change in unrealized appreciation/depreciation on investment in HYPE	3,639
Net realized and unrealized gain	3,639
Net increase in net assets resulting from operations	$3,656

(1)
No comparative financial statements have been provided as the Trust’s operations commenced on June 3, 2026.

GRAYSCALE HYPERLIQUID STAKING ETF

STATEMENT OF CHANGES IN NET ASSETS (UNAUDITED)

(Amounts in thousands, except change in Shares outstanding)

June 3, 2026 (the Commencement of the Trust's Operations) to June 30, 2026(1)
Increase in net assets from operations:
Net investment income	$17
Net realized gain (loss) on investment in HYPE sold to pay Sponsor's Fee	-
Net realized gain (loss) on investment in HYPE sold for redemption of Shares	-
Net change in unrealized appreciation/depreciation on investment in HYPE	3,639
Net increase in net assets resulting from operations	3,656
Increase in net assets from capital share transactions:
Shares issued	122,946
Shares redeemed	-
Net increase in net assets resulting from capital share transactions	122,946
Total increase in net assets from operations and capital share transactions	126,602
Net assets:
Beginning of period	500
End of period	$127,102
Change in Shares outstanding:
Shares outstanding at beginning of period	20,000
Shares issued	5,470,000
Shares redeemed	-
Net increase in Shares	5,470,000
Shares outstanding at end of period	5,490,000

(1)
No comparative financial statements have been provided as the Trust’s operations commenced on June 3, 2026.

GRAYSCALE HYPERLIQUID STAKING ETF

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

1. Organization

Grayscale Hyperliquid Staking ETF (the “Trust”) is a Delaware Statutory Trust that was formed on January 8, 2026 and commenced operations on June 3, 2026. The Trust’s investment objective is for the value of the Shares (based on HYPE per Share) to reflect the value of the Hyperliquid tokens (“HYPE”) held by the Trust and to reflect rewards from Staking a portion of the Trust’s HYPE, less the Trust’s expenses and other liabilities. The Trust issues Shares only in one or more blocks of 10,000 Shares (a block of 10,000 Shares is called a “Basket”) only to certain authorized participants (“Authorized Participants”) in exchange for HYPE.

The Trust’s registration statement on Form S-1 relating to its continuous public offering of Shares was declared effective by the Securities and Exchange Commission (“SEC”) on June 2, 2026 and the Shares were listed and began trading on Nasdaq Stock Market LLC (“NASDAQ”) under the symbol “HYPG” on June 3, 2026.

On June 2, 2026, the Grayscale Investments Sponsors, LLC (in such capacity, the “Seed Capital Investor”), purchased 20,000 Shares at a per-Share price of $25.00 (the “Seed Baskets”), for total proceeds to the Trust of $500,000. Grayscale Investments Sponsors, LLC did not receive from the Trust, or any of its affiliates, any fee or other compensation in connection with the initial seed sale.

Grayscale Investments Sponsors, LLC, the sponsor of the Trust (“GSIS” or the “Sponsor”), is responsible for the day-to-day administration of the Trust pursuant to the provisions of the Trust Agreement. The Sponsor is responsible for preparing and providing annual and quarterly reports on behalf of the Trust to investors and is also responsible for selecting and monitoring the Trust’s service providers. As partial consideration for the Sponsor’s services, the Trust pays the Sponsor a Sponsor’s Fee as discussed in Note 6. The Sponsor also acts as the sponsor and manager of other single-asset and diversified investment products, each of which is an affiliate of the Trust. Information related to the affiliated investment products can be found on the Sponsor’s website at www.grayscale.com/resources/regulatory-filings. Any information contained on or linked from such website is not part of nor incorporated by reference into these unaudited financial statements.

The Trust may receive staking rewards as a result of the Trust’s Staking pursuant to the Staking Arrangements.

Staking on the Hyperliquid Network refers to the use of HYPE, or the permission for HYPE to be used through an agent or otherwise, in the Hyperliquid Network’s proof-of-stake validation protocol in exchange for the receipt of staking rewards paid in-kind (“Staking”). The Trust Agreement permits the Trust to engage in Staking, and on June 3, 2026, the Trust commenced Staking pursuant to the Staking Arrangements. The Sponsor has caused, and from time to time may cause, the Trust to enter into written arrangements (the “Staking Arrangements”) with the Custodian and one or more third party staking providers (each, a “Staking Provider”), pursuant to which a portion of the Trust’s HYPE is made available for staking through validator operations conducted by such Staking Providers (“Provider-Facilitated Staking”). The Custodian and the applicable Staking Provider are entitled to receive a portion of the gross staking rewards generated thereunder, representing the Custodian’s fee and the Staking Provider’s share of such staking rewards (collectively, the “Validator Fees”), with the remaining staking rewards received by the Trust, as discussed in Note 6.

Liquidity Providers facilitate the purchase and sale of HYPE in connection with cash orders for creations or redemptions of Baskets. The Liquidity Providers with which GSIS, acting in its capacity as the “Liquidity Engager,” will engage in HYPE transactions are third parties that are not affiliated with the Sponsor or the Trust and are not acting as agents of the Trust, the Sponsor, or any Authorized Participant. Except for the contractual relationships between each Liquidity Provider and GSIS in its capacity as the Liquidity Engager, there is no contractual relationship between each Liquidity Provider and the Trust, the Sponsor, or any Authorized Participant. The Liquidity Engager may engage additional Liquidity Providers who are unaffiliated with the Trust in the future.

The custodian of the Trust is Anchorage Digital Bank N.A. (the “Custodian”). The Custodian is responsible for the safekeeping of the Trust’s HYPE and maintains such assets in custody accounts established for the benefit of the Trust. The Custodian controls the private keys associated with the Trust’s HYPE and facilitates the deposit of HYPE from external blockchain addresses into the Trust’s custody accounts, as well as the withdrawal of HYPE from such accounts to blockchain addresses designated in accordance with the Custodian Agreement. Fees payable to the Custodian in connection with the custodial services provided under the Custodian Agreement are Sponsor-paid expenses.

The transfer agent for the Trust (the “Transfer Agent”) is The Bank of New York Mellon. The responsibilities of the Transfer Agent are to (1) facilitate the issuance and redemption of shares of the Trust; (2) respond to correspondence by Trust shareholders and others relating to its duties; (3) maintain shareholder accounts; and (4) make periodic reports to the Trust. The co-transfer agent for the Trust (the “Co-Transfer Agent”) is Continental Stock Transfer & Trust Company.

The administrator for the Trust (the “Administrator”) is BNY Mellon Asset Servicing, a division of The Bank of New York Mellon. BNY Mellon Asset Servicing provides administration and accounting services to the Trust. The Administrator’s fees are paid on behalf of the Trust by the Sponsor.

The marketing agent for the Trust (the “Marketing Agent”) is Foreside Fund Services, LLC. The Marketing Agent provides the following services to the Sponsor: (i) assist the Sponsor in facilitating Participant Agreements between and among Authorized Participants, the Sponsor, on behalf of the Trust, and the Transfer Agent; (ii) provide prospectuses to Authorized Participants; (iii) work with the Transfer Agent to review and approve orders placed by the Authorized Participants and transmitted to the Transfer Agent; (iv) review and file applicable marketing materials with FINRA and (v) maintain, reproduce and store applicable books and records.

The Trust may also receive Incidental Rights and/or IR Virtual Currency as a result of the Trust’s investment in HYPE, in accordance with the terms of the Trust Agreement. Incidental Rights are rights to claim, or otherwise establish dominion and control over, any virtual currency or other asset or right, which rights are incident to the Trust’s ownership of HYPE and arise without any action of the Trust, or of the Sponsor or Trustee on behalf of the Trust; IR Virtual Currency is any virtual currency tokens, or other asset or right, received by the Trust through the exercise (subject to the applicable provisions of the Trust Agreement) of any Incidental Right.

The Sponsor has committed to cause the Trust to abandon irrevocably for no direct or indirect consideration, effective immediately prior to each time at which the Trust creates or redeems Shares, all Incidental Rights and IR Virtual Currency to which it would otherwise be entitled as of such time. In furtherance of that commitment, the Custodian Agreement provides that the Trust will abandon irrevocably for no direct or indirect consideration, effective immediately prior to each Creation Time and each Redemption Time, all Incidental Rights or IR Virtual Currency, except any such asset as to which the Trust previously took an Affirmative Action or that was previously subject to a Prospective Abandonment. The Sponsor has committed to cause the Trust not to take any Affirmative Action to acquire any Incidental Rights or IR Virtual Currency, thereby irrevocably abandoning any Incidental Rights and IR Virtual Currency to which the Trust may become entitled in the future. Because the Sponsor has now committed to causing the Trust to irrevocably abandon all Incidental Rights and IR Virtual Currency to which the Trust otherwise would become entitled in the future, and causing the Trust not to take any Affirmative Actions to acquire any Incidental Rights or IR Virtual Currency, the Trust will not receive any direct or indirect consideration for the Incidental Rights or IR Virtual Currency and thus the value of the Shares will not reflect the value of the Incidental Rights or IR Virtual Currency. In addition, in the event the Sponsor seeks to change the Trust’s policy with respect to Incidental Rights or IR Virtual Currency, an application would need to be filed with the SEC by NASDAQ seeking approval to amend its listing rules to permit the Trust to distribute the Incidental Rights or IR Virtual Currency in-kind to an agent of the shareholders for resale by such agent.

On June 3, 2026, Shares of the Trust began trading on NASDAQ following the effectiveness of the Trust’s registration statement on Form S-1, as amended (File No. 333-294493). The Trust’s trading symbol on NASDAQ is “HYPG” and the CUSIP number for its Shares is 389936105.

2. Summary of Significant Accounting Policies

In the opinion of management of the Sponsor of the Trust, all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position as of June 30, 2026 and results of operations for the period from June 3, 2026 (the commencement of the Trust's operations) to June 30, 2026 have been made. The results of operations for the periods presented are not necessarily indicative of the results of operations expected for the full year. These unaudited financial statements should be read in conjunction with the audited financial statements as of April 22, 2026 included in our Registration Statement on Form S-1.

The following is a summary of significant accounting policies followed by the Trust:

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Trust qualifies as an investment company for accounting purposes pursuant to the accounting and reporting guidance under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946, Financial Services—Investment Companies. As such, the Trust is exempt from the requirement to present a statement of cash flows pursuant to ASC Topic 230, Statement of Cash Flows. Accordingly, a statement of cash flows has not been presented. The Trust uses fair value as its method of accounting for HYPE in accordance with its classification as an investment company for accounting purposes. The Trust is not a registered investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates and these differences could be material.

The Trust conducts its transactions in HYPE, including receiving HYPE for the creation of Shares and delivering HYPE for the redemption of Shares and for the payment of the Sponsor’s Fee and Sponsor’s Staking Fee. The Sponsor will determine the Trust’s net asset value (“NAV”) on each business day as of 4:00 p.m., New York time, or as soon thereafter as practicable.

Cash and Cash Equivalents

Generally, the Trust does not intend to hold cash, except in connection with cash orders for creations or redemptions of Baskets. Cash includes non-interest bearing non-restricted cash with one institution. Cash in a bank deposit account, at times, may exceed U.S. federally insured limits. The Trust has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk on such bank deposits.

Principal Market and Fair Value Determination

To determine which market is the Trust’s principal market (or in the absence of a principal market, the most advantageous market) for purposes of calculating the Trust’s net asset value in accordance with U.S. GAAP (“Principal Market NAV”), the Trust follows ASC Topic 820-10, Fair Value Measurement, which outlines the application of fair value accounting. ASC 820-10 determines fair value to be the price that would be received for HYPE in a current sale, which assumes an orderly transaction between market participants on the measurement date. ASC 820-10 requires the Trust to assume that HYPE is sold in its principal market to market participants or, in the absence of a principal market, the most advantageous market. Market participants are defined as buyers and sellers in the principal or most advantageous market that are independent, knowledgeable, and willing and able to transact.

The Trust only receives HYPE in connection with a creation order from the Authorized Participant (or a Liquidity Provider) and does not itself transact on any Digital Asset Markets. Therefore, the Trust looks to market-based volume and level of activity for Digital Asset Markets. The Authorized Participant(s), or a Liquidity Provider, may transact in a Brokered Market, a Dealer Market, Principal-to-Principal Markets and Exchange Markets (referred to as “Trading Platform Markets” in this Quarterly Report), each as defined in the FASB ASC Master Glossary (collectively, “Digital Asset Markets”).

In determining which of the eligible Digital Asset Markets is the Trust’s principal market, the Trust reviews these criteria in the following order:

First, the Trust reviews a list of Digital Asset Markets that maintain practices and policies designed to comply with anti-money laundering (“AML”) and know-your-customer (“KYC”) regulations, and non-Digital Asset Trading Platform Markets that the Trust reasonably believes are operating in compliance with applicable law, including federal and state licensing requirements, based upon information and assurances provided to it by each market.

Second, the Trust sorts these Digital Asset Markets from high to low by market-based volume and level of activity of HYPE traded on each Digital Asset Market in the trailing twelve months.

Third, the Trust then reviews pricing fluctuations and the degree of variances in price on Digital Asset Markets to identify any material notable variances that may impact the volume or price information of a particular Digital Asset Market.

Fourth, the Trust then selects a Digital Asset Market as its principal market based on the highest market-based volume, level of activity and price stability in comparison to the other Digital Asset Markets on the list. Based on information reasonably available to the Trust, Trading Platform Markets have the greatest volume and level of activity for the asset. The Trust therefore looks to accessible Trading Platform Markets as opposed to the Brokered Market, Dealer Market and Principal-to-Principal Markets to determine its principal market. As a result of the aforementioned analysis, a Trading Platform Market has been selected as the Trust’s principal market.

The Trust determines its principal market (or in the absence of a principal market the most advantageous market) annually and conducts a quarterly analysis to determine (i) if there have been recent changes to each Digital Asset Market’s trading volume and level of activity in the trailing twelve months, (ii) if any Digital Asset Markets have developed that the Trust has access to, or (iii) if recent changes to each Digital Asset Market’s price stability have occurred that would materially impact the selection of the principal market and necessitate a change in the Trust’s determination of its principal market.

Investment Transactions and Revenue Recognition

The Trust considers investment transactions to be the receipt of HYPE for Share creations and the delivery of HYPE for Share redemptions, or for payment of expenses in HYPE. The Trust records its investment transactions on a trade date basis and changes in fair value are reflected as net change in unrealized appreciation or depreciation on investments. Realized gains and losses are calculated using the specific identification method. Realized gains and losses are recognized in connection with transactions including settling obligations for the Sponsor’s Fee in HYPE.

Hyperliquid Staking

The Trust earns staking rewards by delegating a portion of its HYPE on the Hyperliquid Network’s proof-of-stake consensus protocol. The Sponsor has entered into contractual arrangements with the Custodian and one or more third-party staking service providers, which may include affiliates of the Custodian or other institutional validators, to facilitate the staking of the Trust’s HYPE. The Trust retains control of its HYPE throughout the staking process. The delegation of HYPE for staking purposes does not constitute a sale, transfer, or other derecognition event, as control of the HYPE is not transferred to the validator or staking provider. Accordingly, the staked HYPE is not derecognized under ASC Topic 610-20, Other Income, Gains and Losses from the Derecognition of Nonfinancial Assets, or ASC Topic 350-60, Intangibles, Goodwill and Other, Crypto Assets.

The Trust recognizes staking rewards as revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Under the staking arrangements, the validator (e.g., the Custodian or other staking provider) is considered the customer, as it receives access to the Trust’s staking capacity (i.e., the delegation of HYPE), which represents the Trust’s performance obligation. In exchange, the Trust is entitled to staking rewards generated by the Hyperliquid protocol, net of Validator Fees.

Staking rewards represent variable consideration, as the amount of rewards is not known until the applicable validation activities are completed, and the Trust receives rewards in their custodial account. The contract term is the length of each staking epoch. Staking rewards are recognized as revenue when the Trust satisfies its performance obligations (i.e., successfully validates blocks or transactions as determined by the protocol). Staking rewards are received in HYPE, which represents non-cash consideration. Non-cash consideration is measured at fair value at the inception of each contract (i.e., the beginning of each staking epoch), in accordance with ASC 606.

Because the Trust is not the principal to the block validation service, it does not control the full output of the reward-generating activity, and instead receives net staking rewards, after Validator Fees are deducted. As such, the Trust presents staking revenue on a net basis, reflecting only the portion of protocol rewards to which it is entitled. Staking revenue is recorded as staking reward income on the Statements of Operations.

Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the ‘exit price’) in an orderly transaction between market participants at the measurement date.

U.S. GAAP utilizes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Trust. Unobservable inputs reflect the Trust’s assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

•
Level 1 – Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Trust has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, these valuations do not entail a significant degree of judgment.
•
Level 2 – Valuations based on quoted prices in markets that are not active or for which significant inputs are observable, either directly or indirectly.

•
Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of valuation techniques and observable inputs can vary by investment. To the extent that valuations are based on sources that are less observable or unobservable in the market, the determination of fair value requires more judgment. Fair value estimates do not necessarily represent the amounts that may be ultimately realized by the Trust.

		Fair Value Measurement Using
(Amounts in thousands)	Amount at Fair Value	Level 1	Level 2	Level 3
June 30, 2026
Assets
Investment in HYPE	$127,103	$127,103	$-	$-

Segment Reporting

The Chief Executive Officer and Chief Financial Officer of the Sponsor act as the Trust’s chief operating decision maker (“CODM”). The Trust represents a single operating segment, as the CODM monitors the operating results of the Trust as a whole and the Trust’s passive investment objective is pre-determined in accordance with the terms of the Trust Agreement. The financial information in the form of the Trust’s total returns, expense ratios and changes in net assets (i.e., changes in net assets resulting from operations and capital share transactions), which are used by the CODM to assess the segment’s performance, are consistent with that presented within the Trust’s financial statements. Segment assets are reflected on the accompanying Statement of Assets and Liabilities as Total assets and the only significant segment expenses, the Sponsor’s Fee, related party, and Sponsor’s Staking Fee, related party, are included in the accompanying Statement of Operations.

3. Fair Value of HYPE

HYPE is held by the Custodian on behalf of the Trust and is carried at fair value. As of June 30, 2026, the Trust held 1,941,395.06111666 HYPE.

The Trust determined the fair value per HYPE to be $65.47 on June 30, 2026, using the price provided at 4:00 p.m., New York time, by the Digital Asset Trading Platform Market considered to be the Trust’s principal market (Coinbase).

The following represents the changes in quantity of HYPE and the respective fair value:

(Amounts in thousands, except HYPE amounts)	Quantity	Fair Value
Balance at June 3, 2026 (the Commencement of the Trust's Operations)	7,070.13574661	$500
HYPE contributed	1,934,041.80771009	122,946
HYPE redeemed	-	-
Staking reward income	456.23409406	30
HYPE distributed for Sponsor’s Fee, related party	(97.61976679)	(7)
HYPE distributed for Sponsor’s Staking Fee, related party	(75.49666731)	(6)
Net change in unrealized appreciation/depreciation on Sponsor's Staking Fee payable in HYPE	-	-
Net change in unrealized appreciation/depreciation on investment in HYPE	-	3,639
Net realized gain (loss) on investment in HYPE sold to pay Sponsor's Fee	-	-
Net realized gain (loss) on investment in HYPE sold for redemption of Shares	-	-
Balance at June 30, 2026	1,941,395.06111666	$127,102

4. Creations and Redemptions of Shares

The Trust creates and redeems Shares from time to time, but only in one or more Baskets issued to the Authorized Participant in exchange for the delivery of HYPE to the Trust or the distribution of HYPE by the Trust. The amount of HYPE required for each Creation Basket or Redemption Basket is determined by dividing (x) the amount of HYPE owned by the Trust at 4:00 p.m., New York time, on such trade date of a creation or redemption order, after deducting the amount of HYPE representing the U.S. dollar value of accrued but unpaid fees and expenses of the Trust, by (y) the number of Shares outstanding at such time and multiplying the quotient obtained by 10,000. Each Share represented approximately 0.3536 of one HYPE at June 30, 2026.

As of the date of this Quarterly Report, Authorized Participants may submit orders to create or redeem Shares through transactions that are referred to as “cash orders” or “in-kind orders”, in accordance with the agreements with Authorized Participants.

June 3, 2026 (the Commencement of the Trust's Operations) to June 30, 2026
Activity in Number of Shares Issued and Redeemed:
Shares issued	5,470,000
Shares redeemed	-
Net Change in Number of Shares Issued and Redeemed	5,470,000

(Amounts in thousands)	June 3, 2026 (the Commencement of the Trust's Operations) to June 30, 2026
Activity in Value of Shares Issued and Redeemed:
Shares issued	$122,946
Shares redeemed	-
Net Change in Value of Shares Issued and Redeemed	$122,946

HYPE receivable represents the value of HYPE covered by contractually binding orders for the creation of Shares where the HYPE has not yet been transferred to the Trust’s account. Generally, ownership of the HYPE is transferred within no more than two business days of the trade date.

As of June 30,
(Amounts in thousands)	2026
HYPE receivable	$-

HYPE payable represents the value of HYPE covered by contractually binding orders for the redemption of Shares where the HYPE has not yet been transferred out of the Trust’s account. Generally, ownership of the HYPE is transferred within no more than two business days of the trade date.

As of June 30,
(Amounts in thousands)	2026
HYPE payable	$-

5. Income Taxes

The Sponsor takes the position that the Trust is properly treated as a grantor trust for U.S. federal income tax purposes. Assuming that the Trust is a grantor trust, the Trust will not be subject to U.S. federal income tax. Rather, if the Trust is a grantor trust, each beneficial owner of Shares will be treated as directly owning its pro rata Share of the Trust’s assets and a pro rata portion of the Trust’s income, gains, losses and deductions will “flow through” to each beneficial owner of Shares.

If the Trust were not properly classified as a grantor trust, the Trust might be classified as a partnership for U.S. federal income tax purposes. However, due to the uncertain treatment of digital assets, with respect to staking and including forks, airdrops and similar occurrences for U.S. federal income tax purposes, there can be no assurance in this regard. If the Trust were classified as a partnership for U.S. federal income tax purposes, the tax consequences of owning Shares generally would not be materially different from the tax consequences described herein, although there might be certain differences, including with respect to timing. In addition, tax information reports provided to beneficial owners of Shares would be made in a different form. If the Trust were not classified as either a grantor trust or a partnership for U.S. federal income tax purposes, it would be classified as a corporation for such purposes. In that event, the Trust would be subject to entity-level U.S. federal income tax (currently at the rate of 21%) on its net taxable income and certain distributions made by the Trust to shareholders would be treated as taxable dividends to the extent of the Trust’s current and accumulated earnings and profits.

In accordance with U.S. GAAP, the Trust has defined the threshold for recognizing the benefits of tax positions in the financial statements as “more-likely-than-not” to be sustained by the applicable taxing authority and requires measurement of a tax position meeting the “more-likely-than-not” threshold, based on the largest benefit that is more than 50% likely to be realized. Tax positions deemed to meet the “more-likely-than-not” threshold are recorded as a tax benefit in the current period. As of, and during the period from June 3, 2026 (the commencement of the Trust's operations) to June 30, 2026, the Trust did not have a liability for any unrecognized tax amounts. However, the Sponsor’s conclusions concerning its determination of “more-likely-than-not” tax positions may be subject to review and adjustment at a later date based on factors including, but not limited to, further implementation guidance, and ongoing analyses of and changes to tax laws, regulations and interpretations thereof.

The Sponsor of the Trust has evaluated whether or not there are uncertain tax positions that require financial statement recognition and has determined that no reserves for uncertain tax positions related to federal, state and local income taxes existed as of June 30, 2026.

6. Related Parties

The Trust considered the following entities, their directors, and certain employees to be related parties of the Trust as of June 30, 2026: Digital Currency Group, Inc. (“DCG”), Grayscale Operating, LLC (“GSO”), GSIS, and Grayscale Securities, LLC. As of June 30, 2026, 25,999 Shares of the Trust were held by related parties of the Trust.

In accordance with the Trust Agreement governing the Trust, the Trust pays a fee to the Sponsor, calculated as 0.29% of the aggregate value of the Trust’s assets, less its liabilities (which include any accrued but unpaid expenses up to, but excluding, the date of calculation), as calculated and published by the Sponsor or its delegates in the manner set forth in the Trust Agreement (the “Sponsor’s Fee”). The Sponsor’s Fee accrues daily in U.S. dollars and is payable in HYPE daily in arrears. The amount of HYPE payable in respect of each daily U.S. dollar accrual will be determined by reference to the same U.S. dollar value of HYPE used to determine such accrual. For purposes of these financial statements, the U.S. dollar value of HYPE is determined by reference to the Digital Asset Trading Platform Market that the Trust considers its principal market as of 4:00 p.m., New York time, on each valuation date. The Trust held no Incidental Rights or IR Virtual Currency as of June 30, 2026. No Incidental Rights or IR Virtual Currencies have been distributed in payment of the Sponsor’s Fee during the period from June 3, 2026 (the commencement of the Trust's operations) to June 30, 2026.

Pursuant to the Staking Arrangements, the Custodian and the applicable Staking Provider are entitled to receive a portion of the gross staking rewards generated thereunder, representing the Custodian’s fee and the Staking Provider’s share of such staking rewards (collectively, the “Validator Fees”), with the remaining staking rewards received by the Trust. In addition, the Sponsor is entitled to receive a fee equal to a portion of the staking rewards, payable in HYPE, which accrues daily in U.S. dollars and is calculated as a per annum percentage of the staking rewards received by the Trust, as directed by the Sponsor in its sole discretion (the “Sponsor’s Staking Fee”). The Sponsor’s Staking Fee is payable daily in arrears. The Sponsor’s Staking Fee and the Validator Fees together represent an aggregate of 25% of the gross staking rewards generated under the Staking Arrangements. A portion of the gross staking rewards is paid to non-related parties and the Trust receives and retains the remainder of such gross staking rewards.

As partial consideration for receipt of the Sponsor’s Fee, the Sponsor is obligated under the Trust Agreement to assume and pay all fees and other expenses incurred by the Trust in the ordinary course of its affairs, excluding taxes, but including marketing fees; administrator fees, if any; custodian fees; transfer agent fees; trustee fees; the fees and expenses related to the listing, quotation or trading of the Shares on any secondary market (including customary legal, marketing and audit fees and expenses) in an amount up to $600,000 in any given fiscal year; ordinary course legal fees and expenses; audit fees; regulatory fees, including, if applicable, any fees relating to the registration of the Shares under the Securities Act or the Exchange Act; printing and mailing costs; the costs of maintaining the Trust’s website and applicable license fees (together, the “Sponsor-paid Expenses”), provided that any expense that qualifies as an Additional Trust Expense will be deemed to be an Additional Trust Expense and not a Sponsor-paid Expense.

The Trust may incur certain extraordinary, non-recurring expenses that are not Sponsor-paid Expenses, including, but not limited to, taxes and governmental charges, expenses and costs of any extraordinary services performed by the Sponsor (or any other service provider) on behalf of the Trust to protect the Trust or the interests of shareholders, any indemnification of the Custodian or other agents, service providers or counterparties of the Trust, the fees and expenses related to the listing, quotation or trading of the Shares on any secondary market (including legal, marketing and audit fees and expenses) to the extent exceeding $600,000 in any given fiscal year and extraordinary legal fees and expenses, including any legal fees and expenses incurred in connection with litigation, regulatory enforcement or investigation matters (collectively “Additional Trust Expenses”). In such circumstances, the Sponsor or its delegate (i) will instruct the Custodian to withdraw from the Vault Balance HYPE in such quantity as may be necessary to permit payment of such Additional Trust Expenses and (ii) may either (x) cause the Trust (or its delegate) to convert such HYPE into U.S. dollars or other fiat currencies at the Actual Exchange Rate or (y) when the Sponsor incurs such expenses on behalf of the Trust, cause the Trust (or its delegate) to deliver such HYPE in kind to the Sponsor, in each case in such quantity as may be necessary to permit payment of such Additional Trust Expenses.

The Sponsor, from time to time, may temporarily waive all or a portion of the Sponsor’s Fee of the Trust in its discretion for stated periods of time.

For the period from June 3, 2026 (the commencement of the Trust's operations) to June 30, 2026, the Trust incurred Sponsor’s Fees of $6,351. As of June 30, 2026, there were no accrued and unpaid Sponsor’s Fees. In addition, the Sponsor may pay Additional Trust Expenses on behalf of the Trust, which are reimbursable by the Trust to the Sponsor. For the period from June 3, 2026 (the commencement of the Trust's operations) to June 30, 2026, the Sponsor did not pay any Additional Trust Expenses on behalf of the Trust.

For the period from June 3, 2026 (the commencement of the Trust's operations) to June 30, 2026, the Trust incurred Sponsor’s Staking Fees of $6,364.

On June 2, 2026, the Sponsor (in such capacity, the “Seed Capital Investor”), purchased 20,000 Shares at a per-Share price of $25.00 (the “Seed Baskets”), for total proceeds to the Trust of $500,000. The Sponsor did not receive from the Trust, or any of its affiliates, any fee or other compensation in connection with the initial seed sale.

7. Concentration Risk

The Trust’s investment portfolio is concentrated in HYPE, and its net asset value and results of operations are directly affected by the price of HYPE, which has historically been highly volatile. As a result, the Trust may experience significant fluctuations in net asset value, including periods of substantial losses. This concentration also exposes the Trust to risks specific to HYPE and its supporting infrastructure, including market liquidity constraints and operational or cybersecurity risks associated with the custody and transfer of HYPE.

8. Financial Highlights Per Share Performance

June 3, 2026 (the Commencement of the Trust's Operations) to June 30, 2026(1)
Per Share Data:
Principal Market NAV, initial creation(2)	$25.00
Net decrease in net assets from investment operations:
Net investment income	0.01
Net realized and unrealized loss	(1.86)
Net decrease in net assets resulting from operations	(1.85)
Principal Market NAV, end of period	$23.15
Total return(3)	-7.40%
Ratios to average net assets:
Net investment income	0.77%
Sponsor's Fee	-0.28%
Sponsor's Staking Fee	-0.28%
Net expenses	-0.56%

(1)
No comparative financial statements have been provided as the Trust’s operations commenced on June 3, 2026.
(2)
Represents the Seed Baskets.
(3)
Total return represents the change from the Principal Market NAV per Share of the Seed Baskets to the period end Principal Market NAV per share. The weighted average NAV per Share of non-seed creations during the period was $22.48, which would represent a total return of 2.98%.

Ratios of net investment income (loss) and expenses to average net assets have been annualized.

An individual shareholder’s return, ratios, and per Share performance may vary from those presented above based on the timing of Share transactions. The amount shown for a Share outstanding throughout the period may not correlate with the Statement of Operations for the period due to the number of Shares issued in Creations occurring at an operational value derived from an operating metric as defined in the Trust Agreement.

Total return is calculated assuming an initial investment made at the Principal Market NAV at the beginning of the period and assuming redemption on the last day of the period.

9. Indemnifications

In the normal course of business, the Trust enters into certain contracts that provide a variety of indemnities, including contracts with the Sponsor and affiliates of the Sponsor, DCG and its officers, directors, employees, subsidiaries and affiliates, and the Custodian, as well as others relating to services provided to the Trust. The Trust’s maximum exposure under these and its other indemnities is unknown. However, no liabilities have arisen under these indemnities in the past and, while there can be no assurances in this regard, there is no expectation that any will occur in the future. Therefore, the Sponsor does not consider it necessary to record a liability in this regard.

10. Subsequent Events

On August 5, 2026, the Trust made a cash distribution (the “August Distribution”) to shareholders derived from a portion of the HYPE received as staking rewards from the Trust’s staking activities. The August Distribution totaled $163,424, or $0.029079 per Share, and was declared with an ex-dividend date and record date of August 4, 2026, and payable on August 5, 2026. The distributions reduced the Trust’s HYPE holdings through the sale of HYPE to generate cash.

The Sponsor has evaluated all subsequent events through the issuance of the financial statements and has noted no other events requiring adjustment or additional disclosure in the financial statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read together with, and is qualified in its entirety by reference to, our unaudited financial statements and related notes included elsewhere in this Quarterly Report, which have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The following discussion may contain forward-looking statements based on assumptions we believe to be reasonable. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those set forth under “Part II, Item 1A. Risk Factors”

in this Quarterly Report or in “Risk Factors” and “Forward-Looking Statements” or other sections of our Registration Statement on Form S-1.

Trust Overview

The Trust is a passive entity that is managed and administered by the Sponsor and does not have any officers, directors or employees. The Trust holds HYPE and, from time to time on a periodic basis, issues Creation Baskets in exchange for deposits of HYPE. On June 2, 2026, in connection with the approval of application under the Generic Listing Standards and the effectiveness of the registration statement on Form S-1, the Sponsor authorized the commencement of a redemption program. Shares of the Trust began trading on NASDAQ on June 3, 2026, following the effectiveness of the Trust’s registration statement on Form S-1. The Trust issues Shares only in one or more blocks of 10,000 Shares (a block of 10,000 Shares is called a “Basket”) to certain Authorized Participants from time to time. Baskets are offered in exchange for HYPE. Through its redemption program, the Trust redeems Shares from Authorized Participants on an ongoing basis. As a passive investment vehicle, the Trust’s investment objective is for the value of the Shares (based on the HYPE per Share) to reflect the value of the HYPE held by the Trust, including HYPE earned as Staking Consideration, determined by reference to the Index Price, less the Trust’s expenses and other liabilities. While an investment in the Shares is not a direct investment in HYPE, the Shares are designed to provide investors with a cost-effective and convenient way to gain investment exposure to HYPE. The Trust is not managed like a business corporation or an active investment vehicle. The Trust will not utilize leverage, derivatives or any similar arrangements in seeking to meet its investment objective.

Staking

On June 3, 2026, the Trust began staking its HYPE pursuant to staking arrangements with the Custodian and certain third-party staking providers and earns staking rewards in the form of additional HYPE (“Staking Consideration”). The amount of Staking Consideration received by the Trust is influenced by factors including Hyperliquid Network conditions, protocol-level reward rates, the amount of HYPE held by the Trust and the portion of the Trust’s HYPE that is staked, and the Trust does not expect Staking Consideration to be earned at a consistent rate. Staking also introduces operational and liquidity considerations, including that staked HYPE may be inaccessible for a period of time required to un-stake and withdraw HYPE under Hyperliquid Network protocols and the Trust’s dependence on third-party staking providers for the execution of staking activities.

Pursuant to the Trust’s staking arrangements and the Trust Agreement, a portion of gross Staking Consideration is allocated among the Custodian, the applicable staking providers and the Sponsor (the “Sponsor’s Staking Fee”), with the remainder retained by the Trust. Staking Consideration retained by the Trust increases the Trust’s HYPE holdings, while distributions or sales of HYPE reduce the Trust’s HYPE holdings. The Trust may distribute Staking Consideration (in HYPE or cash from the sale of HYPE) to shareholders at the Sponsor’s discretion and subject to the Trust Agreement.

Critical Accounting Policies and Estimates

Investment Transactions and Revenue Recognition

The Trust considers investment transactions to be the receipt of HYPE by the Trust in connection with Share creations and the delivery of HYPE by the Trust in connection with Share redemptions or for payment of expenses in HYPE. The Trust records its investment transactions on a trade date basis and changes in fair value are reflected as net change in unrealized appreciation or depreciation on investments. Realized gains and losses are calculated using the specific identification method. Realized gains and losses are recognized in connection with transactions including settling obligations for the Sponsor’s Fee in HYPE.

Principal Market and Fair Value Determination

To determine which market is the Trust’s principal market (or in the absence of a principal market, the most advantageous market) for purposes of calculating the Trust’s net asset value in accordance with U.S. GAAP (“Principal Market NAV”), the Trust follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820-10, Fair Value Measurement, which outlines the application of fair value accounting. ASC 820-10 determines fair value to be the price that would be received for HYPE in a current sale, which assumes an orderly transaction between market participants on the measurement date. ASC 820-10 requires the Trust to assume that HYPE is sold in its principal market to market participants or, in the absence of a principal market, the most advantageous market. Market participants are defined as buyers and sellers in the principal or most advantageous market that are independent, knowledgeable, and willing and able to transact.

The Trust only receives HYPE in connection with a creation order from the Authorized Participant (or a Liquidity Provider) and does not itself transact on any Digital Asset Markets. Therefore, the Trust looks to market-based volume and level of activity for Digital Asset Markets. The Authorized Participant(s), or a Liquidity Provider, may transact in a Brokered Market, a Dealer Market, Principal-to-Principal Markets and Exchange Markets (referred to as “Trading Platform Markets” in this Quarterly Report), each as defined in the FASB ASC Master Glossary (collectively, “Digital Asset Markets”).

In determining which of the eligible Digital Asset Markets is the Trust’s principal market, the Trust reviews these criteria in the following order:

•
First, the Trust reviews a list of Digital Asset Markets that maintain practices and policies designed to comply with anti-money laundering (“AML”) and know-your-customer (“KYC”) regulations, and non-Digital Asset Trading Platform Markets that the Trust reasonably believes are operating in compliance with applicable law, including federal and state licensing requirements, based upon information and assurances provided to it by each market.
•
Second, the Trust sorts these Digital Asset Markets from high to low by market-based volume and level of activity of HYPE traded on each Digital Asset Market in the trailing twelve months.
•
Third, the Trust then reviews pricing fluctuations and the degree of variances in price on Digital Asset Markets to identify any material notable variances that may impact the volume or price information of a particular Digital Asset Market.
•
Fourth, the Trust then selects a Digital Asset Market as its principal market based on the highest market-based volume, level of activity and price stability in comparison to the other Digital Asset Markets on the list. Based on information reasonably available to the Trust, Trading Platform Markets have the greatest volume and level of activity for the asset. The Trust therefore looks to accessible Trading Platform Markets as opposed to the Brokered Market, Dealer Market and Principal-to-Principal Markets to determine its principal market. As a result of the aforementioned analysis, a Trading Platform Market has been selected as the Trust’s principal market.

The Trust determines its principal market (or in the absence of a principal market the most advantageous market) annually and conducts a quarterly analysis to determine (i) if there have been recent changes to each Digital Asset Market’s trading volume and level of activity in the trailing twelve months, (ii) if any Digital Asset Markets have developed that the Trust has access to, or (iii) if recent changes to each Digital Asset Market’s price stability have occurred that would materially impact the selection of the principal market and necessitate a change in the Trust’s determination of its principal market.

Investment Company Considerations

The Trust is an investment company for U.S. GAAP purposes and follows accounting and reporting guidance in accordance with the FASB ASC Topic 946, Financial Services—Investment Companies. The Trust uses fair value as its method of accounting for HYPE in accordance with its classification as an investment company for accounting purposes. The Trust is not a registered investment company under the Investment Company Act. U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates and these differences could be material.

Review of Financial Results (unaudited)

Financial Highlights for the Period from June 3, 2026 (the Commencement of the Trust's Operations) to June 30, 2026

(All amounts in the following table and the subsequent paragraphs, except Share, HYPE and price of HYPE amounts, are in thousands)

June 3, 2026 (the Commencement of the Trust's Operations) to June 30, 2026(1)
Net realized and unrealized gain on investment in HYPE	$3,639
Net increase in net assets resulting from operations	$3,656
Net assets(1)	$127,102

(1)
Net assets in the above table and subsequent paragraphs are calculated in accordance with U.S. GAAP based on the Digital Asset Market price of HYPE on the Digital Asset Trading Platform that the Trust considered its principal market, as of 4:00 p.m., New York time, on the valuation date.

Net realized and unrealized gain on investment in HYPE for the period from June 3, 2026 (the commencement of the Trust's operations) to June 30, 2026 was $3,639. Net realized and unrealized gain on investment in HYPE for the period was driven by HYPE price fluctuations during the period from June 3, 2026 (the commencement of the Trust’s operations) to June 30, 2026. Net increase in net assets resulting from operations was $3,656 for the period from June 3, 2026 (the commencement of the Trust's operations) to June 30, 2026, which consisted of the net realized and unrealized gain on investment in HYPE, and the net investment income of $17. Net assets increased to $127,102 at June 30, 2026. The increase in net assets resulted from the contribution of approximately 1,934,042 HYPE with a value of $122,946 to the Trust in connection with Share creations and the contribution of approximately 456 HYPE with a value of $30 to the Trust in connection with Staking Rewards, partially offset by the withdrawal of approximately 98 HYPE to pay the foregoing Sponsor’s Fee and the withdrawal of approximately 75 HYPE to pay the foregoing Sponsor’s Staking Fee and the payable of approximately 21 HYPE to pay the foregoing Sponsor’s Staking Fee during the period.

Cash Resources and Liquidity

The Trust only receives and holds cash in order to facilitate creations and redemptions pursuant to Cash Orders, and has not otherwise had or maintained a cash balance at any time since inception. When selling HYPE in the Digital Asset Market to pay Additional Trust Expenses on behalf of the Trust, the Sponsor endeavors to sell the exact amount of HYPE needed to pay expenses in order to minimize the Trust’s holdings of assets other than HYPE. In addition, upon the consummation or deemed failure of a Cash Order to create or redeem Baskets, the Trust will promptly return any excess cash it continues to hold with respect to such Cash Order to the applicable counterparty. As a consequence, the Sponsor expects that the Trust will not record any cash flow from its operations and that its cash balance will be zero at the end of each reporting period. Furthermore, the Trust is not a party to any off-balance sheet arrangements.

Generally, the Trust does not intend to hold cash, except in connection with Cash Orders for creations or redemptions of Baskets. Cash includes non-interest bearing non-restricted cash with one institution. Cash in a bank deposit account, at times, may exceed U.S. federally insured limits. The Trust has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk on such bank deposits.

In exchange for the Sponsor’s Fee, the Sponsor has agreed to assume most of the expenses incurred by the Trust. As a result, the only ordinary expenses of the Trust during the periods covered by this Quarterly Report were the Sponsor’s Fee and Sponsor’s Staking Fee.

The Sponsor, from time to time, may temporarily waive all or a portion of the Sponsor’s Fee of the Trust in its discretion for stated periods of time.

The Trust is not aware of any trends, demands, conditions or events that are reasonably likely to result in material changes to its liquidity needs.

Selected Operating Data

As of June 30,
2026
Price of HYPE on principal market	$65.47
Principal Market NAV per Share(1)	$23.15
Principal Market NAV(1)	$127,101,789
Index Price	$65.44
NAV per Share(2)	$23.14
NAV(2)	$127,043,548

(2)
The Principal Market NAV and Principal Market NAV per Share are calculated using the fair value of HYPE based on the price provided by the Digital Asset Trading Platform that the Trust considered its principal market, as of 4:00 p.m., New York time, on the valuation date, in accordance with U.S. GAAP.
(3)
The Trust’s NAV and NAV per Share are derived from the Index Price as represented by the Index as of 4:00 p.m., New York time, on the valuation date. The Trust’s NAV per Share is calculated using a non-GAAP methodology where the price is derived from multiple Digital Asset Trading Platforms. The Digital Asset Trading Platforms included in the Index (the “Constituent Trading Platforms”) as of June 30, 2026 were Bitfinex, Bitget, Bitstamp by Robinhood, Bybit, CEX.IO, Gate, Gemini, Kraken, KuCoin, and OKX. See “Business—Overview of the Hyperliquid Industry and Market—The Index and the Index Price” in our Registration Statement for a description of the Index and the Index Price.

The Trust reflects creations and redemptions and the HYPE for proceeds receivable or payable with respect to such creations and redemptions, respectively, on the trade date, which is the business day an accepted creation or redemption order is placed by an Authorized Participant. Creation and redemption orders are settled on T+1 or T+2, as established at the time of order placement, and therefore the HYPE for proceeds receivable or payable with respect to such creations and redemptions, respectively, are recorded as a receivable or payable until the HYPE are delivered or removed from the Trust for settlement.

Historical NAV and HYPE Prices

As movements in the price of HYPE will directly affect the price of the Shares, investors should understand recent movements in the price of HYPE. Investors, however, should also be aware that past movements in the HYPE price are not indicators of future movements. Movements may be influenced by various factors, including, but not limited to, government regulation, security breaches experienced by service providers, as well as political and economic uncertainties around the world.

The following chart illustrates the movement in the Trust’s NAV per Share versus the Index Price and the Trust’s Principal Market NAV per Share from June 3, 2026 (the commencement of the Trust’s operations) to June 30, 2026. For more information on the determination of the Trust’s NAV, see “ Business—Overview of the Hyperliquid Industry and Market—The Index and the Index Price” in our Registration Statement on Form S-1.

The following table illustrates the movements in the Index Price from June 3, 2026 (the commencement of the Trust’s operations) to June 30, 2026. The Sponsor has not observed a material difference between the Index Price and average prices from the Constituent Trading Platforms as of June 30, 2026, individually or as a group.

		High		Low
Period	Average	Index Price	Date	Index Price	Date	End of period	Last business day
June 3, 2026 (the Commencement of the Trust’s Operations) to June 30, 2026	$63.97	$73.35	6/3/2026	$53.89	6/10/2026	$65.44	$65.44

The following table illustrates the movements in the Digital Asset Market price of HYPE, as reported on the Trust’s principal market, from June 3, 2026 (the commencement of the Trust’s operations) to June 30, 2026.

		High		Low
Period	Average	Digital Asset Market Price	Date	Digital Asset Market Price	Date	End of period	Last business day
June 3, 2026 (the Commencement of the Trust’s Operations) to June 30, 2026	$63.96	$73.36	6/3/2026	$53.86	6/10/2026	$65.47	$65.47

Effective June 3, 2026, the Trust established an ongoing share creation and redemption program and the Shares of the Trust were listed to NASDAQ. The following chart sets out the historical closing prices for the Shares as reported by NASDAQ and the Trust’s NAV per Share from June 3, 2026 to June 30, 2026.

HYPG Premium/(Discount): HYPG Share Price vs. NAV per Share (Non-GAAP) ($)

The following chart sets out the historical premium and discount for the Shares calculated as a percentage of the historical closing prices for the Shares as reported by NASDAQ divided by the Trust’s NAV per Share from June 3, 2026 to June 30, 2026.

HYPG Premium/(Discount): HYPG Share Price vs. NAV per Share (Non-GAAP) (%)

Item 3. Quantitative and Qualitative Disclosures about Market Risk

The Trust Agreement does not authorize the Trust to borrow for payment of the Trust’s ordinary expenses. The Trust does not engage in transactions in foreign currencies which could expose the Trust or holders of Shares to any foreign currency related market risk. The Trust does not invest in derivative financial instruments and has no foreign operations or long-term debt instruments.

Item 4. Controls and Procedures

The Trust maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in its Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Principal Executive Officer and Principal Financial and Accounting Officer of the Sponsor, and to the audit committee of the Sponsor, as appropriate, to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of the Principal Executive Officer and the Principal Financial and Accounting Officer of the Sponsor, the Sponsor conducted an evaluation of the Trust’s disclosure controls and procedures, as defined under Exchange Act Rule 13a-15(e). Based on this evaluation, the Principal Executive Officer and the Principal Financial and Accounting Officer of the Sponsor concluded that the Trust’s disclosure controls and procedures were effective as of the end of the period covered by this report.

Changes in Internal Control Over Financial Reporting

There was no change in the Trust’s internal controls over financial reporting that occurred during the Trust’s most recently completed fiscal quarter that has materially affected, or is reasonably likely to materially affect, these internal controls.

PART II – OTHER INFORMATION:

Item 1. Legal Proceedings

There have been no material changes to the Legal Proceedings last reported under “Legal Proceedings” of our Registration Statement on Form S-1 filed with the SEC on June 1, 2026 (our “Registration Statement”).

Item 1A. Risk Factors

There have been no material changes to the Risk Factors last reported under “Risk Factors” of our Registration Statement.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

Although the Trust does not purchase Shares directly from its shareholders, in connection with its redemption of Baskets from Authorized Participants during the period from June 3, 2026 (the commencement of the Trust's operations) to June 30, 2026, the Trust redeemed the following Shares:

Period	Total Number of Shares of HYPG Redeemed	Average Price Paid per Share of HYPG(1)
June 3, 2026 - June 30, 2026	-	-
Total	-	$-
(1)
The Price Paid per Share is based on the NAV per Share, which is derived from the Index Price as represented by the Index as of 4:00 p.m., New York time, on the valuation date. The Trust’s NAV per Share is calculated using a non-GAAP methodology where the price is derived from multiple Digital Asset Trading Platforms.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

None.

Item 6. Exhibits

Exhibit Number	Exhibit Description
3.1#	Certificate of Trust (incorporated by reference to Exhibit 3.1 to the Trust’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 20, 2026).

4.1#

Amended and Restated Declaration of Trust and Trust Agreement, by and among CSC Delaware Trust Company, as trustee, and Grayscale Investments Sponsors, LLC, as sponsor (incorporated by reference to Exhibit 4.1 to the Trust’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on May 22, 2026).

4.2#	Form of Participant Agreement (incorporated by reference to Exhibit 4.2 to the Trust’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on May 22, 2026).

4.3#

Amendment No. 1 to the Amended and Restated Declaration of Trust and Trust Agreement (incorporated by reference to Exhibit 4.3 to the Trust’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on May 28, 2026).

10.1†#	Custodian Agreement (incorporated by reference to Exhibit 10.1 to the Trust’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on May 22, 2026).

10.2†#

Staking Addendum to the Custodian Agreement (incorporated by reference to Exhibit 10.2 to the Trust’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on May 22, 2026).

10.3†#

Fund Administration and Accounting Agreement (incorporated by reference to Exhibit 10.3 to the Trust’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on May 22, 2026).

10.4†#

Index License Agreement, dated February 1, 2022, between the Sponsor, and the Index Provider (incorporated by reference to Exhibit 10.3 to the Trust’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 20, 2026).

10.5†#

Amendment No.1 to the Index License Agreement, dated June 20, 2023, between the Sponsor and Index Provider (incorporated by reference to Exhibit 10.4 to the Trust’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 20, 2026).

10.6†#

Amendment No. 6 to the Index License Agreement, dated March 1, 2025, between the Sponsor and Index Provider (incorporated by reference to Exhibit 10.5 to the Trust’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 20, 2026).

10.7†#	Marketing Agent Agreement (incorporated by reference to Exhibit 10.7 to the Trust’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on May 22, 2026).

10.8†#	Transfer Agency and Service Agreement (incorporated by reference to Exhibit 10.8 to the Trust’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on May 22, 2026).

10.9†#	Assignment and Assumption Agreement (incorporated by reference to Exhibit 10.9 to the Trust’s Current Report on Form S-1 filed with the Securities and Exchange Commission on March 20, 2026).

10.10†#

Master Services Agreement, dated August 6, 2020, between the Sponsor and the Secondary Index Provider (incorporated by reference to Exhibit 10.10 to the Trust’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on April 20, 2026).

10.11#	Form of Liquidity Provider Agreement (incorporated by reference to Exhibit 10.11 to the Trust’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on May 22, 2026).

10.12†#

Amendment No. 2 to the Marketing Agent Agreement (incorporated by reference to Exhibit 10.12 to the Trust’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on May 22, 2026).

10.13†#

Amendment No. 5 to the Transfer Agency and Service Agreement (incorporated by reference to Exhibit 10.13 to the Trust’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on May 22, 2026).

10.14†#

Amendment No. 5 to the Fund Administration and Accounting Agreement (incorporated by reference to Exhibit 10.14 to the Trust’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on May 22, 2026).

10.15#

Form of Lock-Up And Retention Agreement (incorporated by reference to Exhibit 10.15 to the Trust’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on May 29, 2026).

31.1

Certification of Principal Executive Officer pursuant to Rule 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as amended, with respect to the Trust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

31.2

Certification of Principal Financial and Accounting Officer pursuant to Rule 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as amended, with respect to the Trust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

32.1	Certification of Principal Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, with respect to the Trust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

32.2

Certification of Principal Financial and Accounting Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, with respect to the Trust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

101.INS*	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH*	Inline XBRL Taxonomy Extension Schema with Embedded Linkbase Documents.

104	Cover Page Interactive Data File—The cover page interactive data file does not appear in the interactive data file because its XBRL tags are embedded within the inline XBRL document.

*

Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

†

Portions of this exhibit (indicated by asterisks) have been omitted as the Registrant has been determined that (i) the omitted information is not material and (ii) the omitted information is of the type that the Registrant treats as private or confidential.

#	Previously filed.

Glossary of Defined Terms

“Actual Exchange Rate”—With respect to any particular asset, at any time, the price per single unit of such asset (determined net of any associated fees) at which the Trust is able to sell such asset for U.S. dollars (or other applicable fiat currency) at such time to enable the Trust to timely pay any Additional Trust Expenses, through use of the Sponsor’s commercially reasonable efforts to obtain the highest such price.

“Additional Trust Expenses”—Together, any expenses incurred by the Trust in addition to the Sponsor’s Fee that are not Sponsor-paid Expenses, including, but not limited to, (i) taxes and governmental charges, (ii) expenses and costs of any extraordinary services performed by the Sponsor (or any other service provider) on behalf of the Trust to protect the Trust or the interests of shareholders, (iii) any indemnification of the Custodian or other agents, service providers or counterparties of the Trust, (iv) the fees and expenses related to the listing, quotation or trading of the Shares on any Secondary Market (including legal, marketing and audit fees and expenses) to the extent exceeding $600,000 in any given fiscal year and (v) extraordinary legal fees and expenses, including any legal fees and expenses incurred in connection with litigation, regulatory enforcement or investigation matters.

“Administrator”—The Bank of New York Mellon, a New York corporation authorized to conduct banking business.

“Administrator Fee”—The fee payable to any administrator of the Trust for services it provides to the Trust, which the Sponsor will pay such administrator as a Sponsor-paid Expense.

“Affirmative Action”—A decision by the Trust to acquire or abandon specific Incidental Rights and IR Virtual Currency at any time prior to the time of a creation or redemption of Shares.

“AP Designee”—An Authorized Participant’s designee in connection with In-Kind Orders.

“Authorized Participant”—Certain eligible financial institutions that have entered into an agreement with the Trust and the Sponsor concerning the creation or redemption of Shares. Each Authorized Participant (i) is a registered broker-dealer and (ii) has entered into a Participant Agreement with the Sponsor and the Transfer Agent and (iii) in the case of creations or redemptions through In-Kind Orders must also own, or their AP Designee (as defined above) must own, a HYPE wallet address that is known to the Custodian as belonging to the Authorized Participant or its AP Designee and maintain an account with the Custodian.

“Basket”—A block of 10,000 Shares.

“Basket Amount”—On any trade date, the amount of HYPE required as of such trade date for the creation or redemption of a Basket, as determined by dividing (x) the amount of HYPE owned by the Trust at 4:00 p.m., New York time, on such trade date, after deducting the amount of HYPE representing the U.S. dollar value of accrued but unpaid fees and expenses of the Trust (converted using the Index Price at such time, and carried to the eighth decimal place), by (y) the number of Shares outstanding at such time (with the quotient so obtained calculated to one one-hundred-millionth of one HYPE (i.e., carried to the eighth decimal place)), and multiplying such quotient by 10,000.

“Blockchain” or “Hyperliquid Blockchain”—The public transaction ledger of the Hyperliquid Network on which transactions in HYPE are recorded.

“Board”—Board of Managers of the Sponsor, which, as of May 4, 2026, manages and directs the affairs of the Sponsor, through authority delegated from the board of directors of Grayscale Investments. Prior to January 1, 2025, any references to the “Board” refer to the board of directors of Grayscale Investments, LLC, the former Sponsor of the Trust. From January 1, 2025 to, but not including, October 22, 2025, any references to the “Board” refer to the board of directors of GSOIH. From October 22, 2025 to May 4, 2026, any references to the “Board” refer to the board of directors of Grayscale Investments. From and after May 4, 2026, any references to the “Board” refer to the board of managers of the Sponsor, unless the context otherwise requires.

“Cash Order”—An order for the creation or redemption of Shares pursuant to procedures facilitated by the Transfer Agent and pursuant to which a Liquidity Provider is engaged to facilitate the purchase or sale of HYPE. A Cash Order may be executed as either a Variable Fee Cash Order or an Actual Execution Cash Order. Unless the Sponsor determines otherwise in its sole discretion based on market conditions and other factors existing at the time of such Cash Order, all creations and redemptions pursuant to Cash Orders are expected to be executed as Variable Fee Cash Orders.

“Creation Basket”—Basket of Shares issued by the Trust upon deposits of the Basket Amount required for each such Creation Basket.

“Creation Time”—With respect to the creation of any Shares by the Trust, the time at which the Trust creates such Shares.

“Custodial Services”—The services of the Custodian that provide for: (i) holding of the Trust’s HYPE in the Accounts; (ii) transfer of the Trust’s HYPE between the relevant Accounts; (iii) the deposit of HYPE from a public blockchain address into the respective account or accounts in which the Accounts are maintained; and (iv) the withdrawal of HYPE from the Accounts to a public blockchain address the Trust controls.

“Custodian”—Anchorage Digital Bank N.A.

“Custodian Agreement”—The Custodian Agreement, dated as of August 8, 2025, by and among the Trust, the Sponsor and the Custodian, that governs the Trust’s and the Sponsor’s use of the Custodial Services provided by the Custodian.

“Custodian Fee”—Fee payable to the Custodian for services it provides to the Trust, which the Sponsor shall pay to the Custodian as a Sponsor-paid Expense.

“DCG”—Digital Currency Group, Inc.

“Digital Asset Market”—A “Brokered Market,” “Dealer Market,” “Principal-to-Principal Market” or “Exchange Market” (referred to as “Trading Platform Market” in this Quarterly Report), as each such term is defined in the Financial Accounting Standards Board Accounting Standards Codification Master Glossary.

“Digital Asset Trading Platform”—An electronic marketplace where trading platform participants may trade, buy and sell HYPE based on bid-ask trading. The largest Digital Asset Trading Platforms are online and typically trade on a 24-hour basis, publishing transaction price and volume data.

“Digital Asset Trading Platform Market”—The global trading platform market for the trading of HYPE, which consists of transactions on electronic Digital Asset Trading Platforms.

“DSTA”—The Delaware Statutory Trust Act, as amended.

“Grayscale Investments”—Grayscale Investments, Inc., a Delaware corporation and a consolidated subsidiary of DCG.

“Grayscale Securities”—Grayscale Securities, LLC, a consolidated subsidiary of GSO.

“GSIS”—Grayscale Investments Sponsors, LLC, a Delaware limited liability company and a consolidated subsidiary of Grayscale Operating, LLC.

“GSO”—Grayscale Operating, LLC, a Delaware limited liability company and a consolidated subsidiary of DCG.

“HYPE”—HYPE tokens, which are a type of digital asset based on an open-source cryptographic protocol existing on the Hyperliquid Network, comprising units that constitute the assets underlying the Trust’s Shares.

“Hyperliquid Network”—A layer 1 blockchain optimized for trading that has a fully on-chain central limit order book and uses a proof-of-stake consensus mechanism to validate transactions. See “Business—Overview of the Hyperliquid Industry and Market” in our Registration Statement on Form S-1.

“Incidental Rights”—Rights to acquire, or otherwise establish dominion and control over, any virtual currency or other asset or right, which rights are incident to the Trust’s ownership of HYPE and arise without any action of the Trust, or of the Sponsor or Trustee on behalf of the Trust.

“Index”—The CoinDesk Hyperliquid Benchmark Extended Rate.

“Index License Agreement”—The license agreement, dated as of February 1, 2022, between the Index Provider and the Sponsor governing the Sponsor’s use of the Index for calculation of the Index Price, as amended from time to time.

“Index Price”—The U.S. dollar value of a HYPE token derived from the Digital Asset Trading Platforms that are reflected in the Index, calculated at 4:00 p.m., New York time, on each business day. See “Business—Overview of the Hyperliquid Industry and Market—The Index and the Index Price” in our Registration Statement on Form S-1 for a description of how the Index Price is calculated.

“Index Provider”—CoinDesk Indices, Inc., a Delaware corporation that publishes the Index.

“In-Kind Order”—An order for the creation or redemption of Shares pursuant to which the Authorized Participant (or its AP Designee) will deliver or receive HYPE directly from the Trust’s Vault Balance.

“IR Virtual Currency”—Any virtual currency tokens, or other asset or right, acquired by the Trust through the exercise (subject to the applicable provisions of the Trust Agreement) of any Incidental Right.

“Liquidity Engager”— Grayscale Investments Sponsors, LLC, acting other than in its capacity as Sponsor, and in its capacity to engage one or more Liquidity Providers.

“Liquidity Provider”—One or more eligible companies that facilitate the purchase and sale of HYPE in connection with creations or redemptions pursuant to Cash Orders. The Liquidity Providers with which GSIS, acting in its capacity as the Liquidity Engager, will engage in HYPE transactions are third parties that are not affiliated with the Sponsor or the Trust and are not acting as agents of the Trust, the Sponsor, or any Authorized Participant. Except for the contractual relationships between each Liquidity Provider and GSIS in its capacity as the Liquidity Engager, there is no contractual relationship between each Liquidity Provider and the Trust, the Sponsor, or any Authorized Participant.

“Marketing Agent”—Foreside Fund Services, LLC.

“Marketing Agent Agreement”—An agreement entered into by the Sponsor, on behalf of the Trust, dated October 22, 2025, with Foreside Fund Services, LLC.

“Marketing Fee”—Fee payable to the marketer for services it provides to the Trust, which the Sponsor will pay to the marketer as a Sponsor-paid Expense.

“NASDAQ”—Nasdaq Stock Market, LLC.

“NAV”—The aggregate value, expressed in U.S. dollars, of the Trust’s assets (other than U.S. dollars or other fiat currency), less its liabilities (which include estimated accrued but unpaid fees and expenses), a non-GAAP metric, calculated in the manner set forth under “Business—Valuation of HYPE and Determination of NAV” in our Registration Statement on Form S-1. See also “Business—Investment Objective” in our Registration Statement on Form S-1 for a description of the Trust’s Principal Market NAV, as calculated in accordance with U.S. GAAP.

“NAV Fee Basis Amount”—The amount on which the Sponsor’s Fee for the Trust is based, as calculated in the manner set forth under “Business—Valuation of HYPE and Determination of NAV” in our Registration Statement on Form S-1.

“Participant Agreement”—An agreement entered into by an Authorized Participant with the Sponsor and the Transfer Agent that provides the procedures for the creation and redemption of Baskets.

“Principal Market NAV”—The net asset value of the Trust determined on a U.S. GAAP basis.

“Redemption Basket”—Basket of Shares redeemed by the Trust upon distribution or disposition of the Basket Amount required for each such Redemption Basket.

“Redemption Time”—With respect to the redemption of any Shares by the Trust, the time at which the Trust redeems such Shares.

“Secondary Market”—Any marketplace or other alternative trading system, as determined by the Sponsor, on which the Shares may then be listed, quoted or traded, including but not limited to, NASDAQ.

“Settlement Balance”—An account controlled and maintained by the Custodian to which cash and digital assets of the Trust are credited on the Trust’s behalf.

“Shares”—Common units of fractional undivided beneficial interest in, and ownership of, the Trust.

“Sponsor”—Grayscale Investments Sponsors, LLC.

“Sponsor-paid Expenses”—The fees and expenses incurred by the Trust in the ordinary course of its affairs that the Sponsor is obligated to assume and pay, excluding taxes, but including: (i) the Marketing Fee, (ii) the Administrator Fee, (iii) the Custodian Fee and fees for any other security vendor engaged by the Trust, (iv) the Transfer Agent Fee, (v) the Trustee fee, (vi) the fees and expenses related to the listing, quotation or trading of the Shares on any Secondary Market (including customary legal, marketing and audit fees and expenses) in an amount up to $600,000 in any given fiscal year, (vii) ordinary course legal fees and expenses, (viii) audit fees, (ix) regulatory fees, including, if applicable, any fees relating to the registration of the Shares under the Securities Act or the Exchange Act, (x) printing and mailing costs, (xi) costs of maintaining the Trust’s website and (xii) applicable license fees, provided that any expense that qualifies as an Additional Trust Expense will be deemed to be an Additional Trust Expense and not a Sponsor-paid Expense.

“Sponsor’s Fee”—A fee, payable in HYPE, which accrues daily in U.S. dollars at an annual rate of 0.29% of the NAV Fee Basis Amount of the Trust as of 4:00 p.m., New York time, on each day; provided that for a day that is not a business day, the calculation of the Sponsor’s Fee will be based on the NAV Fee Basis Amount from the most recent business day, reduced by the accrued and unpaid Sponsor’s Fee for such most recent business day and for each day after such most recent business day and prior to the relevant calculation date.

“Sponsor’s Staking Fee”—In addition to the Sponsor’s Fee, as partial consideration for the Sponsor’s facilitation of Staking, but only if (and, then, only to the extent that) the Staking Condition has been satisfied with respect thereto, a portion of the staking rewards payable to the Sponsor in HYPE (or, if applicable, in the form of any Other Staking Consideration), which accrues daily in U.S. dollars in an amount calculated as a per annum percentage of any Staking Consideration received by the Trust, as may be directed by the Sponsor in its sole discretion. The Sponsor’s Staking Fee is payable to the Sponsor daily in arrears. As of the date hereof, the Sponsor’s Staking Fee, the Custodian’s fee and the Staking Provider’s share of such Staking Consideration comprises an aggregate of 25% of the gross Staking Consideration generated under the Staking Arrangements. The Trust will receive and retain the remainder of such gross Staking Consideration.

“Staking”— (i) Using, or permitting to be used, in any manner, through an agent or otherwise (including, for the avoidance of doubt, through a delegation of rights to any third party with respect to any portion of the Trust Estate, by making any portion of the Trust Estate available to any third party or by entering into any similar arrangement with a third party), any portion of the Trust Estate in a proof-of-stake validation protocol, (ii) accepting any Staking Consideration, (iii) holding any Other Staking Consideration accepted by the Trust pursuant to clause (ii), for not more than 30 days after the Trust’s receipt thereof, pending the use of such Other Staking Consideration for payment of Additional Trust Expenses or distribution to the Shareholders and (iv) any financing arrangement or other mechanism utilized by the Sponsor, on behalf of the Trust, in connection with Redemption Orders to manage HYPE liquidity constraints arising from activities described in the preceding clauses. For the avoidance of doubt, (i) the mere act of transferring units of virtual currency on a peer-to-peer virtual currency network that utilizes a proof-of-stake validation protocol shall not be considered to be “Staking” and (ii) “Staking” shall include any related activity contemplated by a Tax Ruling, an opinion or Tax Guidance, in each case, described in the definition of Staking Condition (and, in the case of a Tax Ruling, that is described in the private letter ruling request (as supplemented from time to time) submitted to the U.S. Internal Revenue Service in connection therewith).

“Staking Condition”—With respect to a particular form of Staking, the condition that (i) (x) engaging in such form of Staking should not cause the Trust to be treated as other than a grantor trust for U.S. federal income tax purposes and (y) the Trust shall have received (1) a written opinion from a Tax Advisor or (2) a Tax Ruling, in each case, to that effect or (ii) such form of Staking is confirmed in Tax Guidance to be a permissible undertaking by a grantor trust. As of the date of this filing, the Staking Condition has been satisfied as to the particular form of Staking described in the Trust’s Quarterly Report, as amended from time to time, and the Sponsor intends to cause the Trust to engage in Staking as described therein. The Sponsor may in the future modify the form of Staking in which the Trust engages, but only if (and, then, only to the extent that) the Staking Condition has been satisfied with respect to any such modified form of Staking, and subject to compliance with any additional requirements that may arise in connection with satisfaction of the Staking Condition with respect thereto.

“Staking Consideration”—Any consideration of any kind whatsoever, including, but not limited to, any staking reward paid in fiat currency or paid in kind, in exchange for using, or permitting to be used, any portion of the Trust Estate as described in clause (i) of the definition of “Staking.”

“Tax Advisor”—An independent law firm that is recognized as being expert in tax matters.

“Tax Guidance”—Any tax guidance that is issued by the U.S. Internal Revenue Service or the U.S. Department of the Treasury and on which taxpayers may rely.

“Tax Ruling”—A binding ruling issued by the U.S. Internal Revenue Service.

“Transfer Agent”—The Bank of New York Mellon, a New York corporation authorized to conduct banking business.

“Transfer Agent Fee”—Fee payable to the Transfer Agent for services it provides to the Trust, which the Sponsor will pay to the Transfer Agent as a Sponsor-paid Expense.

“Trust”—Grayscale Hyperliquid Staking ETF, a Delaware statutory trust, formed on January 8, 2026 under the DSTA and pursuant to the Trust Agreement. On May 26, 2026, the Trust changed its name from Grayscale HYPE ETF to Grayscale Hyperliquid Staking ETF by filing a Certificate of Amendment to the Certificate of Trust with the Delaware Secretary of State in accordance with the provisions of the DSTA.

“Trust Agreement”—The Amended and Restated Declaration of Trust and Trust Agreement, dated as of May 22, 2026, between the Trustee and the Sponsor establishing and governing the operations of the Trust, as amended by Amendment No. 1, and as the same may be further amended from time to time.

“Trustee”—CSC Delaware Trust Company (formerly known as Delaware Trust Company), a Delaware trust company, is the Delaware trustee of the Trust.

“Trust Estate”—Without duplication, (i) all the HYPE in the Trust’s accounts, including the HYPE Account, (ii) all Incidental Rights held by the Trust, (iii) all IR Virtual Currency in the Trust’s accounts, (iv) all Other Staking Consideration held by the Trust, (v) all proceeds from the sale of HYPE, Incidental Rights, IR Virtual Currency and Other Staking Consideration pending use of such cash for payment of Additional Trust Expenses or distribution to the Shareholders and (vi) any rights of the Trust pursuant to any agreements, other than this Trust Agreement, to which the Trust is a party.

“Vault Balance”—A segregated custody account controlled and secured by the Custodian to store private keys, which allow for the transfer of ownership or control of the Trust’s HYPE on the Trust’s behalf.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned in the capacities* indicated, thereunto duly authorized.

Grayscale Investments Sponsors, LLC as Sponsor of Grayscale Hyperliquid Staking ETF

By:	/s/ Peter Mintzberg
	Name:	Peter Mintzberg
	Title:	Chief Executive Officer (Principal Executive Officer)*

By:	/s/ Kathryn Masci
	Name:	Kathryn Masci
	Title:	Interim Chief Financial Officer (Principal Financial and Accounting Officer)*

Date: August 7, 2026

* The Registrant is a trust and the persons are signing in their capacities as officers of Grayscale Investments Sponsors, LLC, the Sponsor of the Registrant.